EXHIBIT 10.2

EXECUTION VERSION

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of December [19], 2023

among

EBIX, INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER

PARTY HERETO FROM TIME TO TIME,

as Guarantors,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

REGIONS BANK,

as Administrative Agent and Collateral Agent

i

(continued)

(continued)

(continued)

Page

Appendices

Appendix A	Lenders, Commitments and Commitment Percentages
Appendix B	Specified Prepetition Loans
Appendix C	Notice Information

Schedules
Schedule 1.1	Interim Order
Schedule 6.2	Equity Interests and Ownership
Schedule 6.10(b)	Real Estate Assets
Schedule 6.15	Intellectual Property
Schedule 6.20	Insurance Coverage
Schedule 7.1	Initial Approved Budget
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.4	Existing Burdensome Agreements
Schedule 8.5	Existing Investments

Exhibits
Exhibit 1.1	Form of Secured Party Designation Notice
Exhibit 2.1	Form of Funding Notice
Exhibit 2.3	Form of Issuance Notice
Exhibit 2.5	Form of Note
Exhibit 2.8	Form of Conversion/Continuation Notice
Exhibit 3.3	Forms of U.S. Tax Compliance Certificates (Forms 1 – 4)
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 11.5	Form of Assignment Agreement

v

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of December [19], 2023 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, this “Agreement”), is entered into by and among EBIX, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto as Guarantors, the Lenders from time to time party hereto, and REGIONS BANK, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, the Borrower is a party to that certain Credit Agreement, dated as of August 5, 2014 (as amended, restated, supplemented, increased, extended, or otherwise modified and in effect from time to time, the “Prepetition Credit Agreement”) among the Borrower, certain subsidiaries of the Borrower, as guarantors, each lender from time to time party thereto (the “Prepetition Lenders”) and Regions Bank, as administrative agent and collateral agent (in such capacity, the “Prepetition Agent”);

WHEREAS, on December 17, 2023 (the “Petition Date”), the Credit Parties (as defined herein) filed voluntary petitions for relief initiating their respective cases that are pending under chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”) in the Bankruptcy Court (as defined herein).

WHEREAS, the Credit Parties are continuing to operate their businesses and manage their properties as debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code (as defined herein);

WHEREAS, the Borrower has requested that the Prepetition Lenders provide it with a $105,000,000 senior secured superpriority debtor-in-possession delayed-draw term loan facility by (i) converting $70,000,000 of their outstanding loans (the “Specified Prepetition Loans”) under the Prepetition Credit Agreement into Roll-Up Loans (as defined herein) hereunder, and (ii) extending commitments to the Borrower for the purpose of making additional loans from time to time hereunder in an aggregate amount of up to $35,000,000 (such loans, the “DIP Loans” and such loan facility, the “DIP Facility”), to be used during the Chapter 11 Cases, and the Prepetition Lenders party hereto as Lenders have indicated their willingness to lend on the terms and conditions set forth herein; and

WHEREAS, the Guarantors have agreed to guarantee the Obligations (as defined herein) and the Credit Parties have agreed to secure all of the Obligations by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties (as defined herein), a security interest in and lien upon all or substantially all of the assets of the Credit Parties, in the manner, and with the priorities, set forth in the DIP Order (as defined herein);

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1 DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) Control, whether by the acquisition of more than 50% of the voting Equity Interests of another Person (including the purchase of an option, warrant or convertible or similar type Security to acquire such a Controlling interest at the time it becomes exercisable by the holder thereof) or otherwise, and whether by purchase of such Equity Interest or upon exercise of an option or warrant for, or conversion of securities into, such Equity Interest, or otherwise, or (b) assets of another Person which constitute all or any substantial portion of the assets of such Person, a division of such Person or a line or lines of business conducted by such Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, Securities or otherwise, in each case so long as such Person will be or become (including by merger or other combination with an existing Subsidiary), or such assets will be owned by, a Subsidiary of the acquiring Person.

“Adequate Protection Liens” has the meaning assigned to such term in the DIP Order.

“Adequate Protection Payments” has the meaning assigned to such term in the DIP Order.

“Administrative Agent” is defined in the introductory paragraph hereto, together with its successors and permitted assigns.

“Administrative Agent’s Principal Office” means the Administrative Agent’s “Principal Office” as set forth on Appendix C, or such other office as it may from time to time designate in writing to the Borrower and each Lender.

“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agent Financial Advisor” means FTI Consulting, Inc., as the Administrative Agent’s financial advisor.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” is defined in the introductory paragraph hereto.

“Allowed Professional Fees” is defined in the definition of “Carve-Out” as included in the DIP Order.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq, the UK Bribery Act of 2010 and all other laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Laws” means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means (a) 10.00% per annum for SOFR Loans, and (b) 9.00% per annum for Base Rate Loans.

“Approved Bankruptcy Court Order” means an order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent and satisfactory to the Required Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except as agreed in writing by the Administrative Agent and the Required Lenders.

“Approved Budget” means, initially, the Initial Approved Budget, and thereafter, each Proposed Budget that is approved by the Administrative Agent in accordance with Section 7.1(d)(ii). Once a Proposed Budget is approved by the Administrative Agent in accordance with Section 7.1(d)(ii), the prior Approved Budget shall cease to be the then effective Approved Budget.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Plan” means a Chapter 11 Plan reasonably acceptable to each of the Majority Consenting Lenders and that, at minimum, is consistent with the Restructuring Support Agreement and this Agreement.

“Asset Sale” means a sale, lease, sale and leaseback transaction, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Credit Party or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests of any Subsidiary of the Borrower, other than (a) dispositions of surplus, damaged, obsolete or worn out property or property no longer used or useful in the business of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business, including abandonment of Intellectual Property Rights in the ordinary course of business; (b) dispositions of inventory, Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of business; (c) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (d) dispositions of Cash Equivalents in the ordinary course of business; (e) licenses, sublicenses, leases or subleases granted to any third parties in arm’s-length commercial transactions in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries; (f) dispositions among Credit Parties and Subsidiaries provided that if the transferor of such businesses, assets or properties is a Credit Party, the transferee thereof must be a Credit Party; (g) Investments permitted hereunder; (h) the EbixCash Offering; (i) the disposition of the Headquarters Real Estate Asset pursuant to a sale and leaseback transaction permitted by Section 8.9(i); and (j) any Sale Transaction.

“Assignment Agreement” means an assignment agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.5(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.5 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of Capital Leases, the amount of Capital Lease obligations determined in accordance with GAAP and (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or treasurer and, solely for purposes of making the certifications required under Section 5.1(b)(ii), any secretary or assistant secretary.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Texas.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, and (c) Term SOFR for a one-month tenor in effect on such day (not to be less than 0.50%) plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively. Notwithstanding anything to the contrary herein, the Base Rate shall not be less than the applicable Floor.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; or if any Benchmark Replacement is incorporated into this Agreement pursuant to Section 3.1, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Conforming Changes” means, with respect to the use, administration of or any conventions associated with Term SOFR or any implementation of a Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Term SOFR Reference Rate,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect such use, administration or conventions or the adoption and implementation of such applicable rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such applicable rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent and (ii) the related Benchmark Replacement Adjustment; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

Notwithstanding anything to the contrary herein, no Benchmark Replacement shall be less than applicable Floor.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.1(c) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.1(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” is defined in the introductory paragraph hereto.

“Borrower Financial Advisor” means AlixPartners, LLP, as the Borrower’s financial advisor.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of SOFR Loans, having the same Interest Period.

“Budget Rejection Deadline” is defined in Section 7.1(d)(ii).

“Budget Variance Report” is defined in Section 7.1(d)(iii).

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Georgia or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close; provided that when used with respect to notices and determinations in connection with, and payments of principal and interest on SOFR Loans, such day is also a U.S. Government Securities Business Day.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Carve-Out” has the meaning assigned to such term in the DIP Order.

“Cash Collateral” has the meaning assigned to such term in the DIP Order.

“Cash Equivalents” means, as at any date of determination, any of the following:

(a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after the date of acquisition thereof;

(b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(c) commercial paper maturing within one year from the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d) certificates of deposit, bankers’ acceptances and time deposits maturing within 270 days from the date of acquisition thereof and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d) above; and

(f) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twenty-four consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) other than pursuant to any transaction not prohibited under this Agreement, the Borrower shall cease to own, directly or indirectly, all of the Equity Interests of its Subsidiaries on a fully diluted basis except, with respect to any Foreign Subsidiary, to the extent necessary to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of such Foreign Subsidiary.

“Chapter 11 Cases” is defined in the introductory recitals hereto.

“Chapter 11 Plan” means a plan of reorganization or liquidation in any or all of the Chapter 11 Cases.

“Closing Date” means December [19], 2023.

“Collateral” means substantially all Property of the Credit Parties, now owned or hereafter acquired, including all Property upon which a Lien is purported to be created by the DIP Order or Collateral Document (as defined in the Prepetition Credit Agreement), and including the Prepetition Collateral and DIP Collateral (each as defined in the DIP Order).

“Collateral Agent” is defined in the introductory paragraph hereto, together with its successors and permitted assigns.

“Commitment” means, for each Lender, the commitment of such Lender to make a portion of the DIP Loans hereunder. The Commitment of each Lender is set forth on Appendix A.

“Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the tenth decimal place), (a) the numerator of which is the Commitment of such Lender, and (b) the denominator of which is the aggregate Commitments of all Lenders; provided that, in the case of Section 2.16 when a Defaulting Lender shall exist, the calculation of a Lender’s “Commitment Percentage” shall disregard any Defaulting Lender’s Commitment. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination. As of the Closing Date, the Commitment Percentage of each Lender is set forth on Appendix A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 7.1(c).

“Confirmation Order” is defined in Section 7.16(l).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Funded Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness of the type described in clauses (g) or (h) of such definition) at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (which such power shall be presumed to exist with respect to any Person in the event that the auditors of the Borrower agree that such Person shall constitute a subsidiary and be consolidated with the Borrower in its financial statements under GAAP). “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit 2.8.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, each Note, and, to the extent evidencing or securing the Obligations, all other documents, instruments or agreements executed and delivered by any Credit Party for the benefit of any Agent or any Lender in connection herewith or therewith (but specifically excluding any Secured Treasury Management Agreements).

“Credit Extension” means the making of a Loan.

“Credit Parties” means, collectively, the Borrower and each Guarantor.

“CRO” is defined in Section 7.18.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for such rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for such rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Transaction” means, with respect to the Borrower or any of its Subsidiaries, any sale, issuance, placement, assumption or guaranty of Consolidated Funded Indebtedness, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Indebtedness permitted to be incurred pursuant to Section 8.1.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, winding-up, assignment for the benefit of creditors, moratorium, rearrangement or voluntary arrangement, receivership, administrative receivership, insolvency, administration, judicial management, reorganization, restructuring, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that constitutes an Event of Default or that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means, when used with respect to Obligations, an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin applicable to Base Rate Loans plus (c) 2% per annum; provided, that, with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Loans” is defined in Section 2.1(b).

“DIP Facility” is defined in the introductory recitals hereto.

“DIP Loans” is defined in the introductory recitals hereto.

“DIP Order” means the Interim Order, and upon its entry, the Final Order.

“DIP Superpriority Claims” is defined in Section 9.1(m).

“Disclosure Statement” means the related disclosure statement (and all exhibits thereto) with respect to a Chapter 11 Plan.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. Any issuance or sale of Equity Interests of any Subsidiary of the Borrower shall constitute a Disposition.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in any such case described in the preceding clauses (a) through (d), prior to the date that is four (4) years after (determined on the date of issuance of such Equity Interest) the Maturity Date.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Ebix Singapore” means EBIX SINGAPORE PTE. LTD.

“Ebix UK” means Ebix International Holdings Limited.

“EbixCash” means a Subsidiary of the Borrower that, at the time of the issuance or offering of Equity Interests in such Subsidiary, owns (together with its Subsidiaries (if any)) those certain assets of the Borrower and its Subsidiaries primarily involved with its “phygital” online strategy in countries outside the United States.

“EbixCash Offering” means a private or public offering in India of the Equity Interests of EbixCash.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.5(b), subject to any consents and representations, if any as may be required therein.

“Environmental Claim” means any known investigation, written notice, notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise), by any Person arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other written requirements of Governmental Authorities relating to (a) any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials or (c) protection of human health and the environment from pollution, in any manner applicable to any Credit Party or any of its Subsidiaries or their respective Facilities.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which Borrower or any Subsidiary assumed liability with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, any successor statute, and the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation), (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan, (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Pension Plan in a distress termination described in Section 4041(c) of ERISA, (d) the withdrawal from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of liability pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (g) the withdrawal of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (h) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan, (i) the assertion of a claim (other than routine claims for benefits and funding obligations in the ordinary course) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any Person in connection with any Pension Plan such Person sponsors or maintains, (j) receipt from the Internal Revenue Service of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code or (k) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA.

“Erroneous Payment” has the meaning set forth in Section 10.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 10.11(d).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 10.11(d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 10.11(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 10.11(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(f) and (d) any withholding Taxes imposed under FATCA.

“Exit Fee” is defined in Section 2.10(b).

“Facility” means any real property including all buildings, fixtures or other improvements located on such real property now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next succeeding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Final Order” means a final order of the Bankruptcy Court (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent and the Required Lenders in their sole discretion) approving the Credit Documents and related matters. The Final Order shall be in substantially the form of the Interim DIP Order, with only such modifications thereto as are reasonably necessary to convert the Interim DIP Order to a Final Order and such other modifications as are reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders.

“Finance Committee” means the “Finance Committee” of the board of directors of the Borrower as constituted on October 30, 2023, which committee has exclusive ability to review, develop, negotiate, and recommend to the Borrower’s board of directors strategic alternatives with respect to the Prepetition Credit Agreement including a sale of assets, the filing of a case under title 11 of the United States Code, any financing related thereto, any motions to be filed therein, and any negotiations related to the Prepetition Credit Agreement.

“First Day Orders” means the orders entered by the Bankruptcy Court in respect of first day motions and applications in respect of the Chapter 11 Cases.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year, including the last fiscal quarter of each Fiscal Year as appropriate.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Floor” means 0.50% per annum with respect to Term SOFR and 1.50% per annum with respect to the Base Rate.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Notice” means a notice substantially in the form of Exhibit 2.1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) A.D.A.M., Inc., a Georgia corporation; Agency Solutions.com, LLC, a Connecticut limited liability company; ConfirmNet Corporation, a California corporation; Doctors Exchange, Inc., a Delaware corporation; Ebix Consulting, Inc., a Delaware corporation; Ebix International LLC, a Delaware limited liability company; Ebix Latin America, LLC, a Georgia limited liability company; Ebix US, LLC, a Texas limited liability company; FACTS Services, Inc., a Florida corporation; P.B. Systems, Inc., a California corporation; and Vertex, Inc., a Connecticut corporation, (b) each other Person that joins as a Guarantor pursuant to Section 7.11, (c) with respect to Secured Treasury Management Obligations of a Specified Credit Party (determined before giving effect to Sections 4.1 and 4.8) under the Guaranty hereunder, the Borrower, and (d) each of their respective successors and permitted assigns.

“Guaranty” means the Guarantee made by the Guarantors in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to Section 4.

“Hazardous Materials” means any hazardous substances defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 USCA 9601, et. seq., as amended, including any hazardous waste as defined under 40 C.F.R. Parts 260-270, gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Headquarters Real Estate Asset” means that certain Real Estate Asset owned by the Borrower and serving as its headquarters and located at 1 Ebix Way, Johns Creek, Georgia 30097.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to any Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (except as provided in clause (b) below):

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments but specifically excluding trade payables incurred in the ordinary course of business;

(b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety days after the date on which such trade account payable was created);

(c) all obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties);

(d) the Attributable Principal Amount of Capital Leases and Synthetic Leases;

(e) Disqualified Equity Interests;

(f) all Guarantees in respect of Indebtedness of another Person;

(g) net obligations under any Swap Agreement;

(h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; and

(i) all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or comparable construct under the laws of a jurisdiction other than the United States) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), (iii) based on the amount of Indebtedness that is the subject of the Guarantees in the case of Guarantees under clause (f), (iv) based on Swap Termination Value in the case of net obligations under any Swap Agreement under clause (g) and (v) in the case of any Indebtedness of the type described in clause (h) that is nonrecourse to the credit of that Person, to be the lesser of (x) the fair market value of such property and (y) the amount of the Indebtedness secured thereby.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 11.2(b).

“Independent Public Accountant” means independent certified public accountants or an independent public accounting firm (a) of recognized national standing in the United States, (b) of global recognized standing with headquarters located in the United States or (c) reasonably acceptable to the Required Lenders.

“Initial Approved Budget” means the Approved Budget as of the Closing Date, attached as Schedule 7.1 hereto.

“Initial Loan” is defined in Section 2.1(b).

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Intellectual Property Transfer Agreement” means that certain Intellectual Property Transfer Agreement, dated as of December 7, 2023, by and between the Borrower and certain subsidiaries of the Borrower party thereto.

“Interest Payment Date” means with respect to (a) any Base Rate Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (b) any SOFR Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” means, in connection with a SOFR Loan, an interest period of one (1) month (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; (iii) no Interest Period with respect to any Loan shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Interim Order” means an interim order of the Bankruptcy Court (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent and the Required Lenders in their sole discretion), a true and correct copy of which is attached as Schedule 1.1 hereto, approving the Credit Documents and related matters.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested). Investments shall not include payments by a Credit Party to any Subsidiary on account of goods and services provided to such Credit Party by such Subsidiary, in each case to the extent such payment is permitted by Section 8.11.

“Involuntary Disposition” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“IRS” means the United States Internal Revenue Service.

“Lender” means each financial institution with a Commitment, together with its successors and permitted assigns. The initial Lenders are identified on Appendix A hereto.

“Licensed Intellectual Property” means any Intellectual Property Rights which the Borrower or any of its Subsidiaries licenses from another Person.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means, collectively, any DIP Loans issued under the DIP Facility, any Roll-Up Loan, and the Base Rate Loans and SOFR Loans comprising such Loans.

“Majority Consenting Lender” is defined in the Restructuring Support Agreement.

“Margin Stock” is defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Agreement” is defined in the definition of “Swap Agreement”.

“Material Adverse Effect” means, after the Closing Date, a material adverse effect on (i) the condition (financial or otherwise), results of operations, business or assets of the Credit Parties, taken as a whole, (ii) the ability of each Credit Party to perform its material obligations under the Credit Documents to which it is a party or (iii) the legality, validity or enforceability of the Credit Documents or the rights and remedies (taken as a whole) of the Administrative Agent under the Credit Documents; provided, that, it is understood and agreed that the following shall be disregarded in determining whether a “Material Adverse Effect” has occurred: (a) the effect of filing of the Chapter 11 Cases and the events and conditions related to and/or leading up thereto and typically resulting from the filing of the Chapter 11 Cases, (b) any actions required to be taken under the Credit Documents and (c) any matters disclosed in schedules to the this Agreement, publicly disclosed in any First Day Orders (or pleadings or declarations in support thereof).

“Material IP Subsidiary” means any Subsidiary that (a) owns or licenses Intellectual Property Rights that, individually or in the aggregate, either (i) have a fair market value in excess of $1,000,000, (ii) are leased, licensed or otherwise provided to the Borrower or any of its other Subsidiaries for annual license, royalty or other payments in excess of $1,000,000 or (iii) are material to the operations and/or businesses of the Borrower and its Subsidiaries, taken as a whole or (b) is designated by the Borrower as a “Material IP Subsidiary” in writing as a result of its determination that such designation is reasonably necessary to the operations and/or businesses of the Borrower and its Subsidiaries, taken as a whole.

“Material Leased Property” means any single parcel, or adjacent or related parcels, of real property leased (or similarly held, but excluding any Real Estate Asset) by any Credit Party where assets that constitute, or are intended under this Agreement and the other Credit Documents to constitute, Collateral with an aggregate fair market value (as reasonably determined by the Borrower) amount in excess of $5,000,000 are at any time located.

“Maturity Date” means the earliest to occur of (a) the date that is 240 days following the Petition Date, (b) the effective date of a confirmed Chapter 11 Plan (the “Plan Effective Date”) in the Chapter 11 Cases, and (c) the expiration of either DIP Order by its terms or upon its termination, reversal, vacatur, modification (without the consent of the Administrative Agent and the Required Lenders).

“Milestones” is defined in Section 7.16.

“Moody’s” means Moody’s Investor Services, Inc., together with its successors.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously sponsored, maintained or contributed to or was required to contributed to, and still has liability, whether contingent or otherwise.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by the Borrower or any of its Subsidiaries in connection with any Asset Sale, Sale Transaction, Involuntary Disposition, Debt Transaction, or the EbixCash Offering, net of (a) direct costs and expenses incurred or estimated costs and expenses for which reserves are maintained, in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts); (b) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof; (c) the amount required to retire any Indebtedness secured by a Permitted Lien on the related property; and (d) amounts held in escrow to be applied as part of the purchase price for such assets. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration (x) received by the Borrower or any of its Subsidiaries in any Asset Sale, Sale Transaction, Involuntary Disposition, Debt Transaction, or the EbixCash Offering or (y) released from escrow to the Borrower or any of its Subsidiaries.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means, at any time any Subsidiary that is not a Guarantor at such time.

“Note” means a promissory note in the form of Exhibit 2.5, as it may be amended, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations, indebtedness and other liabilities of every nature of any Credit Party from time to time owed to any Agent (including any former Agent in its capacity as such), any Lender (including any former Lender in its capacity as such), and any Qualifying Treasury Management Bank, in each case, arising under any Credit Document or otherwise with respect to any Loan, or any Secured Treasury Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, together with all renewals, extensions, modifications or refinancings of any of the foregoing, whether for principal, interest, fees, expenses, indemnification or otherwise, and including interest and fees that accrue and are allowed (pursuant to the DIP Order or otherwise) after the filing of the Chapter 11 Cases.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-The-Shelf Software” is defined in Section 6.15(c).

“Operating Cash Disbursements” means, for any Testing Period, all cash disbursements of the Credit Parties (excluding fees and expenses of counsel and other advisors of the Agents, the Secured Parties, and the Credit Parties) made during such period.

“Operating Cash Receipts” means, for any Testing Period, all cash received by or for the account of the Credit Parties during such period.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation, memorandum and articles of association, constitution or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outstanding Amount” means, with respect to any Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of such Loan on such date.

“Owned Intellectual Property” means any Intellectual Property Rights for which the Borrower or any of its Subsidiaries is the registered owner.

“Participant” is defined in Section 11.5(d).

“Participant Register” is defined in Section 11.5(d).

“PATRIOT Act” is defined in Section 6.14(f).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously sponsored, maintained or contributed to, or was required to contribute to, and still has liability, whether contingent or otherwise.

“Permitted Encumbrances” means each of the following:

(a) Liens for Taxes not yet overdue or for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(b) statutory Liens of landlords, banks (including rights of set off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) or 4068 of ERISA that would constitute an Event of Default under Section 9.1(h)), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the assets on account thereof;

(d) easements, servitudes, rights-of-way, covenants, licenses, protrusions, zoning and other restrictions, encroachments, and other minor defects or irregularities in title or other similar encumbrances, in each case which do not and will not, individually or in the aggregate, materially detract from the value of the properties of, or interfere in any material respect with the ordinary conduct of the business of, any Credit Party or any of their respective Subsidiaries, including all encumbrances shown on any policy of title insurance in favor of the Collateral Agent with respect to any Real Estate Asset;

(e) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, provided that the same do not interfere in any material respect with the business of any Credit Party and its Subsidiaries, taken as a whole;

(f) Liens (i) solely on any cash earnest money deposits made by any Credit Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with an Investment or other acquisition permitted hereunder and (ii) consisting of customary restrictions (i.e. those that limit the transfer of certain property pending the consummation of its sale) contained in an agreement related to the consummation of a transaction permitted by Section 8.8, 8.9 or 8.10;

(g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to consignment of goods or operating leases of personal property entered into in the ordinary course of business, and not evidencing a security interest in any of the property of any Credit Party or any of its Subsidiaries;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) restrictions resulting from any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(j) licenses, leases, sublicenses or subleases granted by any Credit Party or any of its Subsidiaries to other Persons (including with respect to Intellectual Property Rights) in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Credit Party or such Subsidiary;

(k) Liens consisting of judgment or judicial attachment liens relating to judgments which do not constitute an Event of Default under Section 9.1(h);

(l) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC covering only the items being collected upon and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(m) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(n) Liens on insurance policies of any Credit Party or any of its Subsidiaries and the proceeds thereof securing the financing of the premiums with respect to such insurance policies;

(o) Liens arising out of customary conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(p) Liens that are customary rights of set off relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Liens” means each of the Liens permitted pursuant to Section 8.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” is defined in the introductory recitals hereto.

“Platform” is defined in Section 11.1(d).

“Plan Effective Date” is defined in the definition of “Maturity Date”.

“Prepetition Agent” is defined in the introductory recitals hereto.

“Prepetition Credit Agreement” is defined in the introductory recitals hereto.

“Prepetition Lenders” is defined in the introductory recitals hereto.

“Prime Rate” means the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Proposed Budget” is defined in Section 7.1(d)(ii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interest” means any Equity Interest that is not a Disqualified Equity Interest.

“Qualifying Treasury Management Bank” means (a) any of Regions Bank and its Affiliates, (b) any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Treasury Management Agreement so long as such Person shall have provided a Secured Party Designation Notice to the Administrative Agent or (c) any Person that is a party to a Treasury Management Agreement at the time it (or its Affiliate) becomes a Lender so long as such Person (or its Affiliate) shall have provided a Secured Party Designation Notice to the Administrative Agent. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Real Estate Asset” means, at any time of determination, any fee-owned interest in real property (including any improvements and fixtures thereon) held by a Credit Party.

“Recipient” means (a) any Agent or (b) any Lender, as applicable.

“Register” is defined in Section 11.5(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” is defined in Section 10.6(b).

“Required Lenders” means, as of any date of determination, Lenders having Total Credit Exposure representing more than fifty percent of the Total Credit Exposures of all Lenders; provided that (a) at any time that there are three or fewer Lenders, “Required Lenders” shall require at least two Lenders (in addition to the Total Credit Exposure threshold set forth above) and (b) the Total Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders (including for making a determination of the total number of Lenders for purposes of clause (a)).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Resignation Effective Date” is defined in Section 10.6(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of December 17, 2023, by and among the Credit Parties, the non-Credit Party guarantors party thereto, lenders under the Prepetition Credit Agreement party thereto from time to time and the other parties party thereto from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Roll-Up” is defined in Section 2.1(a).

“Roll-Up Loans” is defined in Section 2.1(a).

“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC, together with its successors.

“Sale Transaction” means a transaction concerning the sale of certain of the Credit Parties’ or their subsidiaries’ assets, in each case on terms and conditions satisfactory to the Administrative Agent.

“Sanctioned Country” means (a) a country, region, territory or a government of a country, region or territory, (b) an agency of the government of a country, region or territory, or (c) an organization directly or indirectly owned or controlled by a country, region, territory or its government, that is subject to Sanctions.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) His Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Qualifying Treasury Management Banks, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Section 10.5, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Secured Party Designation Notice” means a notice in the form of Exhibit 1.1 (or other writing in form and substance satisfactory to the Administrative Agent) from a Qualifying Treasury Management Bank to the Administrative Agent that it holds Obligations entitled to share in the guaranties and collateral interests provided herein in respect of a Secured Treasury Management Agreement.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any of the Borrower and its Subsidiaries, on the one hand, and a Qualifying Treasury Management Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Treasury Management Agreement shall be subject to the provisions of Sections 9.3 and 10.10.

“Secured Treasury Management Obligations” means all obligations owing to a Qualifying Treasury Management Bank under a Secured Treasury Management Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement (e.g., stock appreciation rights), options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day; provided, that, if the published rate is subsequently corrected and provided by the SOFR Administrator or on the SOFR Administrator’s Website within the longer of one hour of the time when such rate is first published and the republication cut-off time for SOFR, if any, as specified by the SOFR Administrator in the SOFR benchmark methodology then the secured overnight financing rate for such Business Day will be subject to those corrections.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Special Directors” means Elizabeth LaPuma and Jill Krueger, in their capacity as independent directors of the Borrower’s board of directors.

“Specified Credit Party” means, any Credit Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.8.

“Specified Prepetition Loans” is defined in the introductory recitals hereto. The amount of each Lenders’ Specified Prepetition Loans is set forth on Appendix B hereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (a) more than fifty percent of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled (directly or indirectly), or (b) the management of which is otherwise Controlled (directly or indirectly), or both, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person Controlled by another Person pursuant to clause (a), no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding and; provided, further, that in the case of a Person qualifying as a Subsidiary only pursuant to clause (b), the Borrower may elect that such Person not be treated as a Subsidiary hereunder so long as the applicable Subsidiary’s interest in such Person qualifies as a permitted Investment in accordance with Section 8.5. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Provider” means any Person that is a party to a Swap Agreement with any of the Borrower or its Subsidiaries.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to a SOFR Loan, (a) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator plus (b) the Term SOFR Adjustment; provided that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. Notwithstanding anything to the contrary herein, Term SOFR shall not be less than the applicable Floor.

“Term SOFR Adjustment” means 0.10% (10 basis points).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Testing Period” is defined in Section 7.1(d)(iii)(A).

“Total Credit Exposure” means, as to any Lender at any time, the Outstanding Amount of the Loans of such Lender at such time.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Treasury Management Bank” means any Person that is a party to a Treasury Management Agreement with any of the Borrower or its Subsidiaries.

“Type of Loan” means a Base Rate Loan or a SOFR Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority (“FCA”), which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” means the United States of America.

“Unrestricted Cash” means unencumbered and unrestricted cash of the Credit Parties held in the United States.

“Upfront Fee” is defined in Section 2.10(a).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” is defined in Section 3.3(f)(i)(B)(3).

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except, solely in the case of Foreign Subsidiaries, for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to clauses (a), (b), (c) and (d) of Section 7.1 shall be prepared in accordance with GAAP, as applicable, as in effect at the time of such preparation. If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial covenant or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then the Lenders and Borrower shall negotiate in good faith to amend such financial covenant, requirement or applicable defined terms to preserve the original intent thereof in light of such change to GAAP, provided that, until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to clauses (a), (b), (c) and (d) of Section 7.1 as to which no such objection has been made.

(b) Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c) Notwithstanding any other provision herein, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements for the Fiscal Year ended December 31, 2013 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 1.3 [Reserved].

Section 1.4 Rules of Interpretation.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision hereof or thereof, (iv) all references in a Credit Document to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any references to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) The terms lease and license shall include sub-lease and sub-license.

(c) All terms not specifically defined herein or by GAAP, which terms are defined in the UCC, shall have the meanings assigned to them in the UCC of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the UCC of such jurisdiction.

(d) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e) To the extent that any of the representations and warranties contained in Section 6 under this Agreement or in any of the other Credit Documents is qualified by “Material Adverse Effect” or another “materiality” standard, the qualifiers “in all material respects” and “in any material respect” in relation to the making of representations and warranties (whether contained in Section 2.1, 5.1, 5.2, 9.1(d) or otherwise) shall not apply.

(f) This Agreement and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agents and the Credit Parties, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Credit Documents are not intended to be construed against any of the Agents or any of the Lenders merely on account of any Agent’s or any Lender’s involvement in the preparation of such documents.

(g) Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.

(h) Unless otherwise indicated herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.5 Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement) or any related spread or other adjustment, including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.6 Conforming Changes Relating to Term SOFR. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary contained herein or in any other Credit Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Conforming Changes in connection with the use or administration of Term SOFR.

Section 2 LOANS

Section 2.1 Loans

(a) Roll-Up Loans. On the date of entry of the Final Order, the Specified Prepetition Loans held by the Lenders shall be automatically substituted and exchanged for loans hereunder (the “Roll-Up” and such loans, the “Roll-Up Loans”), and such Roll-Up Loans shall be deemed funded hereunder; provided that the Roll-Up shall be allocated among the Lenders based on their pro rata share of the aggregate principal amount of the Commitments on the Closing Date.

(b) DIP Loans. Subject to the terms and conditions set forth herein, each Lender will make one or more advances of its respective Commitment Percentage of Loans in an aggregate amount not to exceed its Commitment, which Loans will be disbursed to the Borrower in Dollars (i) in one advance not to exceed $15,000,000 on the Closing Date (the “Initial Loan”) and (ii) in one or more additional advances to be made on such dates and in such amounts as are set forth in the Approved Budget and in accordance with Section 2.1(c)(ii) below, not to exceed $20,000,000 in the aggregate (the “Delayed Draw Loans”). The Loans may consist of Base Rate Loans, SOFR Loans, or a combination thereof, as the Borrower may request. The obligation of the Lenders to advance their respective Commitment Percentage of the Loans to be advanced on any date are several, and not joint, and upon the advance of any Loans, the Commitment of each Lender shall be permanently reduced by the amount of such Loans advanced by such Lender. Amounts repaid on the Loans may not be reborrowed.

(c) Mechanics for Loans.

(i) All Loans that are (A) SOFR Loans shall be made in an aggregate minimum amount of $3,000,000 and integral multiples of $1,000,000 in excess of that amount and (B) Base Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever the Borrower desires that the Lenders make a Loan, the Borrower shall deliver to the Administrative Agent a duly executed and completed Funding Notice no later than (x) 1:00 p.m. at least three (3) U.S. Government Securities Business Days in advance of the proposed Credit Date in the case of a SOFR Loan and (y) 1:00 p.m. at least one (1) Business Day in advance of the proposed Credit Date in the case of a Base Rate Loan. Except as otherwise provided herein, any Funding Notice for any SOFR Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith, provided that a Funding Notice may be conditioned on approval of the Bankruptcy Court.

(iii) Notice of receipt of each Funding Notice in respect of each Loan, together with the amount of each Lender’s Commitment Percentage thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by facsimile (or such other electronic communication as may be permitted by Section 11.1(b)) with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 1:00 p.m.) not later than 4:00 p.m. on the same day as the Administrative Agent’s receipt of such notice from the Borrower.

(iv) Each Lender shall make its Commitment Percentage of the requested Loan available to the Administrative Agent not later than 11:00 a.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Credit Extension available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such funds received by the Administrative Agent in connection with the Credit Extension from the Lenders to be credited to the account of the Borrower set forth in the applicable Funding Notice.

(d) [Reserved].

(e) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 11.4 to the contrary.

Section 2.2 [Reserved].

Section 2.3 [Reserved].

Section 2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the applicable Lenders simultaneously and proportionately to their respective pro rata shares of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment, or the portion of the aggregate outstanding principal amount of the Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(c) or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1(c) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, plus, in either case, any administrative, processing or similar fees customarily charged by the Administrative Agent in connection therewith. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Notices given by the Administrative Agent under this subsection (b) shall be conclusive absent manifest error.

Section 2.5 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower and each other Credit Party to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s obligations in respect of any applicable Loans; and provided further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

(b) Notes. The Borrower shall execute and deliver to each (i) institution that is a Lender on the Closing Date, as soon as reasonably practicable on or after the Closing Date but not later than five (5) Business Days following the Closing Date, and (ii) Person who is a permitted assignee of such Lender pursuant to Section 11.5, reasonably contemporaneously with such assignment, in each case to the extent requested by such Lender or Person, a Note or Notes to evidence such Lender’s or Person’s portion of the DIP Loans.

Section 2.6 [Reserved].

Section 2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan (including a Base Rate Loan referencing the Term SOFR), the Base Rate plus the Applicable Margin; or

(ii) if a SOFR Loan, Term SOFR plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (i) if such Loan is a SOFR Loan, such Loan shall remain a SOFR Loan and (ii) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

(c) In connection with SOFR Loans, there shall be no more than eight (8) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (i) if outstanding as a SOFR Loan, will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan, and (ii) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. In the event the Borrower fails to specify an Interest Period for any SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the SOFR Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of SOFR Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Interest payable pursuant to this Section 2.7 shall be computed on the basis of (i) for interest at the Base Rate (including Base Rate Loans determined by reference to Term SOFR), a year of 365 or 366 days, as the case may be, and (ii) for all other computations of fees and interest, a year of 360 days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a SOFR Loan, the date of conversion of such Base Rate Loan to such SOFR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) [Reserved.]

(f) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on and to each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Loan, which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) on the Maturity Date.

Section 2.8 Conversion/Continuation.

(a) So long as no Default or Event of Default shall have occurred and then be continuing or would result therefrom, the Borrower shall have the option:

(i) to convert all or part of any Loan from one Type of Loan to another Type of Loan at any time in an amount equal to (A) in the case of any conversion to SOFR Loans, $3,000,000 and integral multiples of $1,000,000 in excess of that amount and (B) in the case of any conversion to Base Rate Loans, $500,000 and integral multiples of $100,000 in excess of that amount; provided that a SOFR Loan may only be converted on the expiration of the Interest Period applicable to such SOFR Loan unless the Borrower shall pay all amounts due under Section 3.1(c) in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any SOFR Loan, to continue all or any portion of such Loan as a SOFR Loan.

(b) The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 1:00 p.m. at least one (1) Business Day in advance of the proposed Conversion/Continuation Date (in the case of a conversion to a Base Rate Loan) and at least three (3) U.S. Government Securities Business Days in advance of the proposed Conversion/Continuation Date (in the case of conversion to, or continuation of, a SOFR Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any SOFR Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9 Default Rate of Interest.

(a) Upon the occurrence and during the continuance of an Event of Default, the principal amount of outstanding Loans, any fees and/or any other amount outstanding or payable by the Borrower or any other Credit Party hereunder shall automatically bear interest (after as well as before judgment) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) In the case of any SOFR Loan, upon the expiration of the Interest Period in effect at the time the Default Rate of interest is effective, each such SOFR Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, the Collateral Agent or any Lender.

Section 2.10 Fees.

(a) Upfront Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender, an upfront fee (the “Upfront Fee”) equal to such Lender’s Commitment on the Closing Date times 300 basis points (3.00%), which shall be netted from the proceeds of the Initial Loan. The Upfront Fee shall be earned, due and payable in full in cash on the Closing Date. Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) Exit Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender, an exit fee (the “Exit Fee”) equal to such Lender’s Commitment on the Closing Date times 200 basis points (2.00%). The Exit Fee shall be earned on the Closing Date and due and payable in full in cash on the Maturity Date or in connection with a prepayment made pursuant to Section 2.11 (if earlier) on the amount of such Loans prepaid. Such fee, once paid, shall not be refundable for any reason whatsoever.

Section 2.11 Prepayments.

(a) Voluntary Prepayments.

(i) Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 3.1(d) and Section 2.10(b)):

(A) with respect to Base Rate Loans (including Base Rate Loans referencing Term SOFR, the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; and

(B) with respect to SOFR Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 3.1(c)) in an aggregate minimum amount of $3,000,000 and integral multiples of $1,000,000 in excess of that amount;

(ii) All such prepayments shall be made:

(A) upon written or telephonic notice on the date of prepayment in the case of Base Rate Loans; and

(B) upon not less than three (3) U.S. Government Securities Business Days’ prior written or telephonic notice in the case of SOFR Loans;

in each case given to the Administrative Agent by 11:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice of a prepayment to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12.

(b) [Reserved].

(c) Mandatory Prepayments.

(i) [Reserved].

(ii) Asset Sales and Involuntary Dispositions. Prepayment will be made on the Obligations on the Business Day following receipt of Net Cash Proceeds in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Asset Sale or Involuntary Disposition by the Borrower or any of its Subsidiaries.

(iii) Debt Transactions. Prepayment will be made on the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Debt Transaction on the Business Day following receipt thereof.

(iv) [Reserved]

(v) EbixCash Offering. Not later than fifteen (15) Business Days following the date of the public listing of the Equity Interests of EbixCash pursuant to the EbixCash Offering (the “EbixCash Offering Repayment Due Date”), prepayment will be made on the Obligations in an amount equal to 50% of the Net Cash Proceeds of the issuance of the Equity Interests of EbixCash pursuant to the EbixCash Offering. In addition, if Net Cash Proceeds of the issuance of the Equity Interests of EbixCash are received prior to the EbixCash Offering Repayment Due Date, prepayment will be made on the Obligations in an amount equal 50% of such Net Cash Proceeds not later than five (5) Business Days following any receipt of Net Cash Proceeds.

(vi) [Reserved].

(vii) [Reserved].

(viii) Sale Transaction. Prepayment shall be made on the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of any Sale Transaction on the Business Day following receipt thereof.

Section 2.12 Application of Prepayments. Within each Loan, prepayments will be applied first to Base Rate Loans, then to SOFR Loans in direct order of Interest Period maturities. In addition, all prepayments will be applied first, to the payment of accrued and unpaid interest on the Loans, and second, ratably to the payment of the principal amount of Loans until paid in full. Prepayments on the Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16(a)(ii) hereof).

Section 2.13 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition. The Administrative Agent shall, and the Borrower hereby authorizes the Administrative Agent to, debit a deposit account of the Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates and designated for such purpose by the Borrower or such Subsidiary in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).

(b) In the event that the Administrative Agent is unable to debit a deposit account of the Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or any other Credit Document (including because insufficient funds are available in its accounts for that purpose), payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 2:00 p.m. on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.

(c) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any SOFR Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(f) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

(g) The Administrative Agent may, but shall not be obligated to, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non-conforming payment. Any such non-conforming payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 9.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) [Reserved], (C) [Reserved], or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or other obligations hereunder to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

Each of the Credit Parties consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.15 [Reserved].

Section 2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.4(a)(iii).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount received by any Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to any Agent by that Defaulting Lender pursuant to Section 11.3), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to any Agent hereunder; second, [Reserved]; third, [Reserved]; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17 Removal or Replacement of Lenders. If (a) any Lender requests compensation under Section 3.2 and such Lender has declined or is unable to designate a different lending office in accordance with Section 3.4, (b) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3 and such Lender has declined or is unable to designate a different lending office in accordance with Section 3.4, (c) any Lender gives notice of an inability to fund SOFR Loans under Section 3.1(b), or (d) any Lender is a Defaulting Lender, then, in each case described in the foregoing clauses (a) through (d), the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5) all of its interests, rights (other than its rights under Section 3.2, Section 3.3 and Section 11.2) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.5;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal and accrued and unpaid interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Applicable Law.

Each Lender agrees that in the event it, or its interests in the Loans and obligations hereunder, shall become subject to the replacement and removal provisions of this Section, it will cooperate with the Borrower and the Administrative Agent to give effect to the provisions hereof, including execution and delivery of an Assignment Agreement in connection therewith, but the replacement and removal provisions of this Section shall be effective regardless of whether an Assignment Agreement shall have been given.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3 YIELD PROTECTION

Section 3.1 Making or Maintaining SOFR Loans.

(a) Inability to Determine Applicable Interest Rate. Notwithstanding anything to the contrary in this Agreement or any Credit Document (and any Swap Agreement shall be deemed not to be a “Credit Document” for purposes of this Section 3.1), but subject to clause (c) below, in the event that (i) the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any SOFR Loans, that reasonable and adequate means do not exist for ascertaining the interest rate applicable to such SOFR Loans on the basis provided for in the definition of SOFR or Term SOFR or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such SOFR Loans during such Interest Period, then, in each case, the Administrative Agent shall give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon no Loans may be made as, or converted to, SOFR Loans until such time as the Administrative Agent (with respect to the foregoing clause (ii), at the instruction of the Required Lenders) notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist. Upon receipt of such notice, (A) the Borrower may revoke any Funding Notice or Conversion/Continuation Notice given by the Borrower for the proposed Loans in respect of which such determination was made, or, failing that, such proposed Loans shall be automatically made, continued as, or converted to, as applicable, Base Rate

Loans (without reference to the Term SOFR component of the Base Rate) and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans (without reference to the Term SOFR component of the Base Rate) at the end of the applicable Interest Period, unless the Borrower prepays such Loans in accordance with this Agreement. If the circumstances described in this Section 3.1(a) occur but only with respect to limited, but not all, tenors of the then applicable term rate Benchmark (including Term SOFR), then (x) the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such illegal or impracticable tenor and (y) if a tenor that was removed pursuant to clause (x) of this sentence is subsequently displayed on a screen or information service for a Benchmark, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(b) Illegality. In the event that on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its SOFR Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, SOFR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a SOFR Loan then being requested by the Borrower pursuant to a Funding Notice or Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan without reference to the Term SOFR component of the Base Rate, (3) the Affected Lender’s obligation to maintain its outstanding SOFR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans without reference to the Term SOFR component of the Base Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a SOFR Loan then being requested by the Borrower pursuant to a Funding Notice or Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 3.1(a), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission within one (1) Business Day of the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 3.1(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, SOFR Loans in accordance with the terms hereof.

(c) Benchmark Replacement Settings.

(i) Benchmark Replacement. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, but without limiting Sections 3.1(a) and (b) above, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent

Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.1(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.1(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 3.1(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(d) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any SOFR Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any SOFR Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its SOFR Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(e) Booking of SOFR Loans. Any Lender may make, carry or transfer SOFR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(f) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in Section 3.1(d) and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(g) Delay in Requests. The Borrower shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than six (6) months prior to the date that such Lender delivers to the Borrower the certificate referenced in Section 3.1(f).

Section 3.2 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or any other Recipient hereunder (whether of principal, interest or any other amount) by an amount deemed to be material by such Lender or other Recipient, as the case may be, then, upon request of such Lender or such other Recipient, the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender delivers to the Borrower the certificate referenced in Section 3.2(c) and notifies the Borrower of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3 Taxes.

(a) Lender. For purposes of this Section 3.3, the term “Lender” shall include the Administrative Agent and the term “Applicable Law” shall include FATCA.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnification.

(i) Without duplication of any obligation under Section 3.3(b), the Credit Parties shall jointly and severally indemnify each Recipient and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify the Administrative Agent within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of a return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.3-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-2 or Exhibit 3.3-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 3.4 Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 4 GUARANTY

Section 4.1 The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Collateral Agent, for the benefit of the Secured Parties, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise), the Guarantors will, jointly and severally, promptly pay the same, subject to the DIP Order, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due, subject to the DIP Order (whether at extended maturity, as a mandatory prepayment, by acceleration, or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Treasury Management Agreements or other documents relating to the Obligations, (a) the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (b) the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

Section 4.2 Obligations Unconditional. The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable

Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Obligations have been indefeasibly paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents or such Treasury Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent, the Collateral Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, subject to the DIP Order, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.3 [Reserved].

Section 4.4 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

Section 4.5 Remedies. The Guarantors agree that, subject to the DIP Order, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agents and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section

9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the DIP Order and that the Agents and the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.6 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been indefeasibly paid in full and the Commitments have terminated.

Section 4.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 4.8 [Reserved].

Section 5 CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent to Initial Credit Extensions. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Petition Date. The Petition Date shall have occurred and each of the Credit Parties shall be a debtor and a debtor-in-possession in the Chapter 11 Cases.

(b) No Dismissal or Conversion. The Chapter 11 Cases shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

(c) No Appointment. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with expanded powers shall have been appointed in any of the Chapter 11 Cases.

(d) Interim Order. The Bankruptcy Court shall have entered the Interim Order and such Interim Order shall (i) be in form and substance satisfactory to the Administrative Agent, (ii) not have been reversed, vacated, or stayed, (iii) not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent and the Required Lenders, and (iv) be in full force and effect.

(e) First Day Orders. All First Day Orders intended to be entered by the Bankruptcy Court at or immediately after the Credit Parties’ “first day” hearing shall have been entered by the Bankruptcy Court, shall be Approved Bankruptcy Court Orders, and shall be in full force and effect.

(f) Restructuring Support Agreement. The Restructuring Support Agreement shall not have been materially breached or terminated by the Credit Parties.

(g) [Reserved].

(h) [Reserved].

(i) Executed Credit Documents. The Administrative Agent shall have received executed counterparts of this Agreement in form and substance satisfactory to the Agents and the Lenders and duly executed by the appropriate parties thereto.

(j) Certificates. The Administrative Agent shall have received the following:

(i) Organizational Documents Certificate. (i) Copies of the Organizational Documents, certified (to the extent applicable) as of a recent date by the appropriate Governmental Authority, (ii) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution, delivery and performance of the Credit Documents, (iii) copies of certificates of good standing (as applicable), existence or the like of a recent date from the appropriate Governmental Authority of its jurisdiction of formation or organization, in each case, unless solely in the case of non-material subsidiaries, such Credit Party is not in good standing and (iv) incumbency certificates, in each case, for each of the Credit Parties and certified by an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent.

(ii) Closing Certificate. One or more certificates from an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming, among other things, (A) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and the other Credit Parties, if any, in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect (and attaching copies of any such items), (B) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Credit Documents and the transactions contemplated herein and therein is ongoing, (C) the absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect, and (D) since the Petition Date, there has been no event or circumstance which has had or could be reasonably expected to have a Material Adverse Effect.

(k) No Material Adverse Effect. Since the Petition Date, no Material Adverse Effect shall have occurred.

(l) Fees and Expenses. Subject to the DIP Order, the Administrative Agent shall have confirmation that all fees, premiums, and expenses required to be paid on or before the Closing Date under this Agreement, any other Credit Document, and the Restructuring Support Agreement, in each case, to the extent due and payable and invoiced not less than two (2) Business Days prior to the Closing Date, have been paid, including the out-of-pocket fees and expenses of counsel for the Administrative Agent.

(m) Insurance. The Collateral Agent shall have received certificates of insurance for casualty, liability and any other insurance required by the Credit Documents, identifying the Collateral Agent as loss payee with respect to the casualty insurance and additional insured with respect to the liability insurance, as appropriate.

(n) [Reserved].

(o) Funding Notice; Funds Disbursement Instructions. The Administrative Agent shall have received (i) a duly executed and completed Funding Notice with respect to the Credit Extension to occur on the Closing Date and (ii) duly executed and completed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date, which may be included in the Funding Notice.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

The funding of the initial Loans hereunder shall evidence the satisfaction of the foregoing conditions.

Section 5.2 Conditions to Each Credit Extension. The obligation of each Lender to fund its Commitment Percentage of any Credit Extension on any Credit Date is subject to the satisfaction, or waiver in accordance with Section 11.4, of the following conditions precedent:

(a) the Administrative Agent shall have received a fully executed and delivered Funding Notice, together with the documentation and certifications required therein with respect to each Credit Extension;

(b) after making the Credit Extension requested on such Credit Date, the aggregate outstanding principal amount of all DIP Loans extended under the DIP Facility shall not exceed the aggregate Commitments in effect on the Closing Date;

(c) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(d) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(e) the DIP Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any material respect without the prior written consent of the Administrative Agent and the Required Lenders.

Section 6 REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to make each Credit Extension to be made hereby, the Borrower and each other Credit Party represents and warrants to each Agent and each Lender that the following statements are true and correct:

Section 6.1 Organization; Requisite Power and Authority; Qualification. Each of the Credit Parties and each of their respective Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, except solely with respect to non-material Subsidiaries in jurisdictions where the failure to be so validly existing or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect, (b) subject to entry of the DIP Order and the terms thereof, and subject to any restrictions arising on account of any Credit Party’s status as a “debtor” under the Bankruptcy Court, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 6.2 Information, Equity Interests and Ownership. Schedule 6.2 correctly sets forth (a) the exact legal name and jurisdiction of organization of each Credit Party and each of their respective Subsidiaries, (b) the true and correct U.S. taxpayer identification number (or foreign equivalent, if any) of each Credit Party and each of their respective Subsidiaries, if applicable, and (c) the ownership interest of the Borrower or Subsidiary owning the Equity Interests in each Subsidiary of the Borrower. The Equity Interests of each Credit Party and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Other than as disclosed in Schedule 6.2, there is no existing option, warrant, call, right, commitment, buy-sell, voting trust or other shareholder agreement or other agreement to which any Subsidiary is a party requiring, and there is no membership interest or other Equity Interests of any Subsidiary outstanding which upon conversion or exchange would require, the issuance by any Subsidiary of any additional membership interests or other Equity Interests of any Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Subsidiary.

Section 6.3 Due Authorization. Subject to entry of the DIP Order and the terms thereof, the execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 6.4 No Conflict. Subject to entry of the DIP Order and the terms thereof, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate in any material respect any provision of any Applicable Laws relating to any Credit Party, any of the Organizational Documents of any Credit Party, or any order, judgment or decree of any court or other agency of government binding on any Credit Party; (b) except as could not reasonably be expected to have a Material Adverse Effect, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default that is not excused by the Bankruptcy Code under any other Contractual Obligations of any Credit Party; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party (other than any Liens created under any of the Credit Documents or the DIP Order in favor of the Collateral Agent for the benefit of the holders of the Obligations or any restrictions arising on account of such Credit Party’s status as a “debtor” under the Bankruptcy Code) whether now owned or hereafter acquired; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Credit Party.

Section 6.5 Governmental Consents. Subject to entry of the DIP Order and the terms thereof, the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require, as a condition to the effectiveness thereof, any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings, stampings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing, stamping and/or recordation, and other filings, stampings, recordings or consents which have been obtained or made and are in full force and effect, as applicable.

Section 6.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, subject to entry of the DIP Order and further subject to the effects of Debtor Relief Laws and by equitable principles relating to enforceability.

Section 6.7 Financial Statements.

(a) The audited consolidated balance sheet of the Borrower and its Subsidiaries for the most recently ended Fiscal Year for which financial statements have been delivered pursuant to Section 7.1(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date of such financial statements, including material liabilities for taxes, material commitments and Indebtedness.

(c) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 7.1(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable by the Borrower at the time made and at the time so furnished (it being understood and agreed that forecasts are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the forecasted results and such differences may be material).

Section 6.8 No Material Adverse Effect; No Default.

(a) No Material Adverse Effect. Since the Petition Date, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(b) No Default. No Default has occurred and is continuing.

Section 6.9 Tax Matters. Except as may be excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases, or as would not result in a Material Adverse Effect, each of the Credit Parties and their respective Subsidiaries (a) has filed all federal, state and other material tax returns and reports required to be filed, and have paid all Taxes shown to be owed on such returns and (b) have paid all federal, state and other material Taxes levied or imposed upon them or their respective properties, assets, income, businesses and franchises otherwise due and payable, except those being contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Credit Party or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

Section 6.10 Properties.

(a) Title. Other than as a result of the Chapter 11 Cases and subject to any necessary orders or authorization of the Bankruptcy Court, each of the Credit Parties and their respective Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of its properties and assets that are material to its business, in each case except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purpose. All such properties and assets are free and clear of Liens other than Permitted Liens.

(b) Real Estate. Schedule 6.10(b) contains a true, accurate and complete list of all Real Estate Assets and Material Leased Properties of the Credit Parties.

Section 6.11 Environmental Matters. (a) Neither any Credit Party nor any of their respective Subsidiaries nor any of their respective current Facilities or operations, and to each Credit Party’s knowledge, no former Facilities, are subject to any outstanding order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) neither any Credit Party nor any of their respective Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law; (c) there are no, and to each Credit Party’s knowledge have not been any, Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against such Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (d) neither any Credit Party nor any of their respective Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and neither any Credit Party’s nor any of their respective Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any equivalent state rule defining hazardous waste. Compliance with all current requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.12 No Defaults. Neither any Credit Party nor any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, except in each case where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 6.13 No Litigation or other Adverse Proceedings. Other than the Chapter 11 Cases, (a) neither the Borrower nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations that purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby, and (b) there is no action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of their respective Subsidiaries) at law or in equity, or before or by any Governmental Authority, whether pending, or to the knowledge of the Credit Parties, threatened in writing against any Credit Party or any of their respective Subsidiaries or any material property of any Credit Party or any of their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 6.14 Governmental Regulation.

(a) Neither any Credit Party nor any of their respective Subsidiaries is subject to regulation under the Investment Company Act of 1940. Neither any Credit Party nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(b) Neither any Credit Party nor any of their respective Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any of their respective Subsidiaries, to their knowledge, is in violation of (i) the Trading with the Enemy Act, as amended, or (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Neither any Credit Party nor any of their respective Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c) Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, and such Credit Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Credit Party, its directors and agents, are in compliance with applicable Sanctions and are not engaged in any activity that would reasonably be expected to result in any Credit Party being designated as a Sanctioned Person. None of the Credit Parties, their Subsidiaries and their respective Affiliates is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(d) None of the Credit Parties and their Subsidiaries or, to the knowledge of each Credit Party or its Subsidiaries, any of their respective directors, officers, employees or Affiliates (i) is a Sanctioned Person, (ii) has any of its assets located in a Sanctioned Country (unless approved by the Lenders), or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons (unless approved by the Lenders). The proceeds of any Credit Extension or other transaction contemplated by this Agreement or any other Credit Document have not been used (x) in violation of any Sanctions, (y) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or (z) in any other manner that would result in a violation of Sanctions by any Person (including the Administrative Agent, the Collateral Agent, the Lenders or any other Person participation in the Credit Extensions, whether as an underwriter, advisor, investor or otherwise).

(e) Each of the Credit Parties and their Subsidiaries and, to the knowledge of each Credit Party and its Subsidiaries, each of their respective directors, officers, employees and Affiliates, is in compliance with Anti-Corruption Laws. Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. None of the Credit Parties or their respective Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or any of its Subsidiaries or to any other Person, in violation of any Anti-Corruption Law. No part of the proceeds of any Credit Extension or other transaction contemplated by this Agreement or any other Credit Document will violate Anti-Corruption Laws.

(f) To the extent applicable, each Credit Party and each of their respective Subsidiaries are in compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (as amended from time to time, the “PATRIOT Act”).

(g) Neither any Credit Party nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time.

Section 6.15 Intellectual Property.

(a) Part A of Schedule 6.15 is a complete list of all Owned Intellectual Property. Other than as a result of the Chapter 11 Cases and subject to any necessary orders or authorization of the Bankruptcy Court, except as disclosed on Part A of Schedule 6.15, (i) each Person owning Owned Intellectual Property owns such Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens (other than Liens pursuant to the Collateral Documents (as defined in the Prepetition Credit Agreement) or the DIP Order), whether by written agreement or otherwise, (ii) no Person other than the Person identified on Schedule 6.15 as owning Owned Intellectual Property owns or has been granted any right in its Owned Intellectual Property (other than Liens pursuant to the Collateral Documents (as defined in the Prepetition Credit Agreement) or the DIP Order), (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) each Person owning Owned Intellectual Property has taken commercially reasonable actions necessary to maintain, protect and enforce its Owned Intellectual Property.

(b) Each Person owning Owned Intellectual Property has entered into, and maintains in effect, a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to it, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with it (except to the extent prohibited by Applicable Law), and further requiring such Person to cooperate with it, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type development of material Intellectual Property Rights is not reasonably foreseeable.

(c) Part B of Schedule 6.15 is a complete list of all agreements under which the Borrower or any of its Subsidiaries has licensed Intellectual Property Rights (other than readily available, non-negotiated licenses of computer software used solely for performing accounting, word processing and similar administrative tasks (“Off-The-Shelf Software”)) where the licensed Intellectual Property Rights are material to the business of the Borrower or any of its Subsidiaries and a summary of any ongoing payments the licensee is obligated to make with respect thereto. Except as disclosed on Part B of Schedule 6.15, the licenses of the Borrower and its Subsidiaries to use the Licensed Intellectual Property are free and clear of all restrictions, Liens (other than Liens pursuant to the Collateral Documents (as defined in the Prepetition Credit Agreement) or the DIP Order), court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Part B of Schedule 6.15, neither the Borrower nor any of its Subsidiaries is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d) The Owned Intellectual Property and the Licensed Intellectual Property described on Schedule 6.15, together with all Owned Intellectual Property and all Licensed Intellectual Property described on the Compliance Certificates delivered hereunder, constitute all material Intellectual Property Rights used or necessary to conduct the businesses of the Borrower and its Subsidiaries as presently conducted, except for Off-The-Shelf Software.

(e) Except as disclosed on Part C of Schedule 6.15 or as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has any knowledge of, or has received any written claim or notice alleging, any infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower or any of its Subsidiaries must license or refrain from using the Intellectual Property Rights of any third party) nor, to the knowledge of the Borrower or any of its Subsidiaries, is there any threatened claim in writing or any reasonable basis for any such claim.

Section 6.16 Pension Plans. (a) Except as could not reasonably be expected to have a Material Adverse Effect or is excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases, each of the Credit Parties and their respective Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to its Pension Plan, and have performed all their obligations under each Pension Plan in all material respects, (b) each Pension Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or is the subject of a favorable opinion or advisory letter from the Internal Revenue Service indicating that such Pension Plan is so qualified and, to the knowledge of the Credit Parties, nothing has occurred subsequent to the issuance of such determination letter which would cause such Pension Plan to lose its qualified status except where such event could not reasonably be expected to result in a Material Adverse Effect or is excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases, (c) except as could not reasonably be expected to have a Material Adverse Effect or is excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases, no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Pension Plan (other than for routine claims and required funding obligations in the ordinary course) or any trust established under Title IV of ERISA with respect to a Pension Plan has been incurred by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates, (d) except as could not reasonably be expected to result in liability to any Credit Party or any of their respective Subsidiaries in excess of $5,000,000, no ERISA Event has occurred, (e) except to the extent required under Section 4980B of the Internal Revenue Code and Section 601 et seq. of ERISA or similar state laws and except as could not reasonably be expected to have a Material Adverse Effect or is excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases, no “employee benefit plan” (as defined in Section 3(3) of ERISA provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or any of their respective Subsidiaries and neither any Credit Party nor any of their respective Subsidiaries has ever sponsored, maintained, contributed to or had an obligation to make contributions to any such employee benefit plan, and (f) as of the Closing Date, no Credit Party nor any of their Subsidiaries are or will be a Benefit Plan.

Section 6.17 [Reserved].

Section 6.18 Compliance with Laws. Each Credit Party and each of their respective Subsidiaries is in compliance with (a) the PATRIOT Act and OFAC rules and regulations as provided in Section 6.14 and (b) except for such non-compliance with other Applicable Laws that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, all other Applicable

Laws. Subject to entry of the DIP Order and the terms thereof, each Credit Party and each of their respective Subsidiaries possesses all certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business in which it is now engaged, except for such certificates, authorities or permits as to which the failure to have or retain could not reasonably be expected to have a Material Adverse Effect. Neither any Credit Party nor any of their respective Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit the failure of which to have or retain could reasonably be expected to have a Material Adverse Effect.

Section 6.19 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to the Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information contained in such materials) contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in any material manner in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material. There are no facts known to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders.

Section 6.20 Insurance. The properties of the Credit Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or the applicable Subsidiary operates. The insurance coverage of the Borrower and its Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.20.

Section 6.21 [Reserved].

Section 6.22 [Reserved].

Section 6.23 Approved Budget. The Credit Parties (i) have not failed to disclose to the Administrative Agent (or any of its advisors) any material assumptions with respect to the Approved Budget and (ii) affirm the reasonableness of the material assumptions set forth in the Approved Budget in all material respects.

Section 6.24 Priority and Liens. Upon entry of the DIP Order and the execution and delivery of this Agreement, the Obligations shall have the status and lien priority set forth in such DIP Order and herein.

Section 7 AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations (other than with respect to contingent Obligations for which no claim has been made) shall have been paid in full, and the Commitments hereunder shall have expired or been terminated, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

Section 7.1 Financial Statements and Other Reports. The Borrower will deliver, or will cause to be delivered, to the Administrative Agent:

(a) Quarterly and Monthly Financial Statements.

(i) Within thirty-five (35) days after the end of each Fiscal Quarter of each Fiscal Year (excluding the fourth Fiscal Quarter), the Borrower’s and its Subsidiaries’ consolidated balance sheet as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower’s and its Subsidiaries’ global operations for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in the case of domestic operations in comparative form the corresponding figures, as applicable, for the corresponding periods of the previous Fiscal Year, all in reasonable detail and, except as otherwise required by GAAP or any applicable SEC rule or regulation, consistent in all material respects with the manner of presentation as of the Closing Date;

(ii) Within twenty-one (21) days after the end of each fiscal month, the Borrower’s and its Subsidiaries’ financial information (including, without limitation, a balance sheet and income statement) in form and substance satisfactory to the Administrative Agent and consistent with UST Form 11-MOR and related schedules, except as modified by the First Day Orders;

(iii) Within fourteen (14) days after the end of each fiscal month, a monthly report of the Borrower’s and each of its Subsidiaries’ accounts receivable for each of such Person’s North American and Indian operations, together with detailed supporting information for direct costs incurred by non-Credit Party Subsidiaries including, but not limited to, detailed payroll disbursement records, rent expense, overheads and any related costs incurred directly in support of North American operations. Such report and supporting information shall be in form and substance acceptable to the Administrative Agent, in consultation with the Agent Financial Advisor;

(b) Audited Annual Financial Statements for the Borrower and its Subsidiaries. Upon the earlier of (x) the date that is ninety (90) days after the end of each Fiscal Year and (y) the date such information is required to be filed with the SEC (in the case of this clause (y), giving effect to any applicable extension period (that does not require special application to, and approval by, the SEC) for such filing in accordance with applicable SEC rules), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and, except as otherwise required by GAAP or any applicable SEC rule or regulation, consistent in all material respects with the manner of presentation as of the Closing Date; and (ii) with a report thereon of an Independent Public Accountant selected by the Borrower, which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(c) Compliance Certificate. Together with each delivery of the financial statements pursuant to clauses (a)(i) and (b) of Section 7.1 a duly completed Compliance Certificate, which Compliance Certificate shall list (i) all applications by any Credit Party, if any, for any Owned Intellectual Property made since the date of the prior Compliance Certificate (or, in the case of the first such Compliance

Certificate, the Closing Date), (ii) all issuances of registrations or letters on existing applications by any Credit Party for any Owned Intellectual Property received since the date of the prior Compliance Certificate (or, in the case of the first such Compliance Certificate, the Closing Date), and (iii) all agreements in respect of Licensed Intellectual Property (other than Off-The-Shelf Software) entered into by any Credit Party since the date of the prior Compliance Certificate (or, in the case of the first such Compliance Certificate, the Closing Date);

(d) Budget Reporting.

(i) On January 15, 2024, a global and regional business plan forecast for the Borrower and its Subsidiaries, including but not limited to separate projections for (i) its North American business operations and (ii) the rest of its global business operations, in each case in form reasonably satisfactory to the Administrative Agent and including without limitation consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following Fiscal Year;

(ii) Commencing on the Thursday occurring during the second full week following the Petition Date, and on each Thursday thereafter, the Borrower, in consultation with the Borrower Financial Advisor, shall provide a revised budget setting forth all of the Credit Parties’ projected Operating Cash Receipts and projected Operating Cash Disbursements for the forthcoming 13-week period (such budget, a “Proposed Budget”) to the Administrative Agent not later than 1:00 p.m. (New York City time). Each Proposed Budget shall be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall be permitted to review each Proposed Budget and approve or reject the same, in its reasonable discretion, prior to 11:59 p.m. (New York City time) on the Friday immediately following its receipt thereof (the “Budget Rejection Deadline”). If the Administrative Agent does not reject a Proposed Budget prior to the applicable Budget Rejection Deadline, such Proposed Budget shall replace the prior Approved Budget as the then current Approved Budget. If the Administrative Agent rejects any Proposed Budget prior to the applicable Budget Rejection Deadline, then the existing Approved Budget shall, for variance testing purposes, continue in effect and remain unchanged until a revised Proposed Budget has been submitted to and approved by the Administrative Agent in its discretion;

(iii) Concurrently with the delivery of each Proposed Budget pursuant to Section 7.1(d)(ii), the Borrower, in consultation with the Borrower Financial Advisor, shall provide a budget variance report (a “Budget Variance Report”) to the Administrative Agent. Only the receipts and disbursements of the Credit Parties must be included in the Budget Variance Report. Each Budget Variance Report shall be in form and substance reasonably satisfactory to the Administrative Agent and shall detail the following:

(A) the aggregate and line item detail for (1) Operating Cash Disbursements of the Credit Parties during the period of the prior week (or, with respect to the first Budget Variance Report delivered pursuant to Section 7.1(d)(iii), the period from the Closing Date until the date such Budget Variance Report is delivered) (the “Testing Period”) and (2) Operating Cash Receipts of the Credit Parties during the Testing Period;

(B) any variance (whether plus or minus and expressed as a percentage) between (1) the aggregate Operating Cash Disbursements made by the Credit Parties during such Testing Period against the aggregate Operating Cash Disbursements set forth in the then current Approved Budget for such Testing Period, and (2) the aggregate Operating Cash Receipts received by the Credit Parties during such Testing Period against the aggregate Operating Cash Receipts set forth in the then current Approved Budget for such Testing Period;

(iv) Commencing on the Thursday occurring during the second full week following the Petition Date, and thereafter on a bi-weekly basis concurrently with the delivery of the Proposed Budget pursuant to Section 7.1(d)(ii), the Credit Parties shall use their best efforts to report to the Administrative Agent the accrued fees and expenses of counsel and other advisors to the Credit Parties;

(e) Information Regarding Collateral. Each Credit Party will furnish to the Administrative Agent and the Collateral Agent (i) prior written notice of any change (A) in such Credit Party’s legal name, (B) in such Credit Party’s corporate structure, or (C) in such Credit Party’s Federal Taxpayer Identification Number or (ii) prompt written notice (and in any event within five days of such occurrence) of any Subsidiary becoming a Material IP Subsidiary for any reason whatsoever (including, without limitation, as a result of an acquisition, the acquisition or creation of any material Intellectual Property Rights, any Intellectual Property Rights becoming material such that such Subsidiary becomes a Material IP Subsidiary, or the designation of any Subsidiary as a Material IP Subsidiary pursuant to clause (b) of the definition thereof);

(f) SEC Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g) Notice of Default and Material Adverse Effect. Promptly upon any Authorized Officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) that any Person has given any notice to any Credit Party or any of their respective Subsidiaries or taken any other action with respect to any event or condition set forth in Section 9.1(b); or (iii) the occurrence of any Material Adverse Effect, a certificate of an Authorized Officer of the Borrower setting forth the details of the occurrence(s) referred to therein and stating what action the Borrower and/or the other applicable Credit Party has taken and proposes to take with respect thereto and, if applicable, describing with particularity any and all provisions of this Agreement and any other Credit Document that have been breached;

(h) ERISA. Promptly (i) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a certificate of an Authorized Officer of the Borrower specifying the nature thereof, what action any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, a certificate of an Authorized Officer of the Borrower specifying any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) upon reasonable request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates with respect to each Pension Plan (including all schedules); and (iii) after receipt thereof, copies of all notices received by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event;

(i) SEC Investigations, Etc. Promptly, and in any event within five Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of (x) each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof and (y) each material notice or other material correspondence received from any other regulatory authority having jurisdiction over any Credit Party or any Subsidiary thereof concerning any material investigation or possible material investigation or other material inquiry by such regulatory authority regarding financial or other operational results of any Credit Party or any Subsidiary thereof, in any such case, other than ordinary course or routine notices, correspondence, inquiries, examinations or audits; provided that neither the Borrower nor any of its Subsidiaries shall be obligated to disclose information pursuant to this Section 7.1(i) to the extent such disclosure is prohibited by applicable law, rule or regulation or the direction of any applicable Governmental Authority;

(j) Other Information. (i) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any Subsidiary of the Borrower to its security holders, if any, other than the Borrower or another Subsidiary of the Borrower, provided that no Credit Party shall be required to deliver to the Administrative Agent or any Lender the minutes of any meeting of its Board of Directors or any committee thereof, and (ii) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or the Required Lenders;

(k) [Reserved]

(l) Weekly and Bi-Weekly Reporting.

(i) Not later than each Thursday at 1:00 p.m. (New York City time), a report providing the balances of cash, net of checks issued but not yet cleared, Cash Equivalents and short-term Investments as of the end of the preceding calendar week held by the Borrower and each of its Subsidiaries in connection with their respective global operations, together with transaction level detailed support for the Credit Parties’ North American operations, in each case in form and substance acceptable to the Administrative Agent;

(ii) Not later than each Thursday at 1:00 p.m. (New York City time), weekly accounts payable aging reports for the Borrower’s and each of its Subsidiaries’ North American operations;

(iii) Commencing with the second Thursday following the Closing Date and thereafter on every other Thursday, not later than 1:00 p.m. (New York City time), weekly and cumulative global cash flow reporting and explanations of significant changes and the Borrower’s management and the Borrower Financial Advisor shall be available for a meeting with the Agent Financial Advisor to review the same; and

(m) Advance Notice and Approval of Pleadings. As soon as reasonably practicable in advance of filing with the Bankruptcy Court, the DIP Order and all other proposed material orders and pleadings related to the Loans and the Credit Documents, including without limitation all orders and pleadings related to any other financing, any use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, Adequate Protection Liens, any Chapter 11 Plan and/or any Disclosure Statement related thereto, and KERP/KEIP motions and orders, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood that drafts approved by counsel to the Administrative Agent prior to the Petition Date and all orders entered prior to the date of this Agreement are satisfactory) prior to their being filed in the Chapter 11 Cases.

Any documents required to be delivered pursuant to Section 7.1(a)(i), (b), (f) or (j)(i) shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; or (ii) on which such documents are posted on the Borrower’s behalf on Syndtrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided further that: (x) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify (which may be by facsimile or such other electronic communication as may be permitted by Section 11.1(b)) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 7.2 Existence. Each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, qualifications, licenses, Governmental Authorizations, Intellectual Property Rights and permits material to its business.

Section 7.3 Payment of Taxes and Claims. Subject to the DIP Order, each Credit Party will, and will cause each of its Subsidiaries to, pay (a) all federal, state and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon and (b) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (x) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim, and (y) such payment is excused by, or otherwise prohibited by, the Bankruptcy Court or as a result of the Chapter 11 Cases. The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower or any Subsidiary).

Section 7.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in its business and from time to time will make or cause to be made all appropriate material repairs, necessary renewals and necessary replacements thereof.

Section 7.5 Insurance. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, property insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Credit Party and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property, if any, that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System. Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provides for at least thirty days’ prior written notice (or such shorter prior written notice as may be agreed by the Collateral Agent in its reasonable discretion) to the Collateral Agent of any modification or cancellation of such policy.

Section 7.6 Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent, the Collateral Agent and each Lender to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and the Borrower shall be given an opportunity to participate in any discussions with its accountants), all at such reasonable times during normal business hours and, subject to the limitation below, as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections when an Event of Default exists, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 7.6 (and representatives of any Lender may accompany the Administrative Agent on any such visit at their own expense) and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that when an Event of Default exists the Administrative Agent, the Collateral Agent or, if organized by the Administrative Agent, any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 7.6, none of the Credit Parties will be required to disclose or permit the inspection or discussion of, any document, information or other matter that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 7.7 Lenders Meetings; Consultant Cooperation. Commencing the week of the Petition Date, the Borrower will cause appropriate representatives of its management team and/or advisors (e.g., the chief executive officer, chief financial officer, Finance Committee members, Jefferies LLC, and/or the Borrower Financial Advisor) to participate in weekly conference calls (to be held at such time(s) and place(s) as may be agreed to) with the Agent Financial Advisor, Administrative Agent and Lenders who elect to participate to discuss the Chapter 11 Cases and the Borrower’s business operations (including as to financial data, reports, projections and the weekly global cash flow report most recently delivered to the Administrative Agent pursuant to Section 7.1(l)).

Section 7.8 Compliance with Laws. Except as may be excused by the Bankruptcy Court, each Credit Party will, and will cause each of its Subsidiaries to, comply with (a) the PATRIOT Act and OFAC rules and regulations, (b) all other Applicable Laws (including Environmental Laws) and (c) all agreements and other instruments binding upon it or its property, except, in the case of clauses (b) and (c), in such instances the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.9 Use of Proceeds and Cash Collateral. Subject to the DIP Order, each Credit Party will, and will cause each of its Subsidiaries to, use the proceeds of the Credit Extensions and any Cash Collateral, solely in compliance with the Approved Budget: (a) for working capital, capital expenditures and general corporate purposes, (b) to pay professional fees as provided for in the DIP Order, (c) to pay for expenses incurred in the administration of the Chapter 11 Cases or permitted by the First Day Orders, and (d) to pay such other amounts due under this Agreement, the other Credit Documents or the DIP Order, subject to any customary challenge provision in accordance with local rules.

Section 7.10 Books and Records. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP, as applicable.

Section 7.11 [Reserved].

Section 7.12 Primary Depositary and Operating Accounts. At all times beginning on or after the Closing Date each Credit Party will, and will cause each of its Subsidiaries to, maintain its primary depositary and operating accounts relating to the North American operations of the Borrower and its Subsidiaries with a financial institution reasonably acceptable to the Administrative Agent.

Section 7.13 Further Assurances. Each Credit Party will, and will cause each of its Subsidiaries to, take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as are necessary, or as any Agent may reasonably request, from time to time in order to (a) carry out more effectively the purposes of this Agreement and the other Credit Documents, (b) subject to valid and perfected first priority Liens (subject only to Permitted Liens) any of the Collateral or any other property of any Credit Party and its Subsidiaries, (c) establish and maintain the validity and effectiveness of any of the Credit Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (d) better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Credit Document.

Section 7.14 Intellectual Property. Each Credit Party shall, and will cause each of its Subsidiaries to, enter into, and maintain in effect, a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to it, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with it (except to the extent prohibited by Applicable Law), and further requiring such Person to cooperate with it, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

Section 7.15 Senior Management of the Borrower. In the event that any member of senior management of the Borrower ceases in his or her management role or otherwise departs from his or her employment by the Borrower, the Borrower shall provide notice of such cessation or departure to the Administrative Agent within five (5) Business Days thereof and the Borrower shall promptly replace such member of senior management and provide notice of such replacement to the Administrative Agent.

Section 7.16 Chapter 11 Cases Milestones. The Credit Parties shall satisfy or cause to be satisfied each of the following (each, a “Milestone” and collectively, the “Milestones”), which the deadline for each may be extended at any time by written consent of the Administrative Agent and the Required Lenders:

(a) The Interim Order shall have been entered by the Bankruptcy Court not later than three (3) Business Days following the Petition Date.

(b) The Credit Parties shall file a motion or motions seeking approval of sale bidding procedures with respect to the Sale Transaction, in form and substance acceptable to the Administrative Agent, not later than fifteen (15) days following the Petition Date.

(c) The Credit Parties shall provide to the Administrative Agent (for further transmission to the Lenders) a confidential information memorandum and proposed list of interested buyers with respect to the Sale Transaction not later than thirty (30) days following the Petition Date.

(d) The Bankruptcy Court shall enter an order approving bid procedures with respect to the Sale Transaction, in form and substance acceptable to the Administrative Agent, not later than forty-five (45) days following the Petition Date.

(e) The Bankruptcy Court shall enter the Final Order not less than forty-five (45) days following the Petition Date.

(f) The Credit Parties shall file the Approved Plan, the related Disclosure Statement, and motion for approval of the Disclosure Statement, each in form and substance acceptable to the Administrative Agent, not later than seventy-five (75) days following the Petition Date.

(g) The Credit Parties shall receive a qualified bid with respect to the Sale Transaction (which may be the stalking horse bid) and all such qualified bids received shall be promptly shared with the Administrative Agent (for further transmission to the Lenders) not later than 110 days following the Petition Date.

(h) The Bankruptcy Court shall enter an order approving the Disclosure Statement for the Approved Plan and authorizing solicitation of votes for the Approved Plan not later than 110 days following the Petition Date.

(i) The Credit Parties, in consultation with the Administrative Agent, shall select the qualified bidder(s) in connection with the Sale Transaction not later than 115 days following the Petition Date;

(j) The Credit Parties, in consultation with the Administrative Agent, shall select the qualified bidder(s) and hold an auction(s) among those qualified bidders in connection with the Sale Transaction to the extent there are multiple qualified bids, in each case not later than 125 days following the Petition Date.

(k) The Bankruptcy Court shall enter an order approving the Sale Transaction, in form and substance acceptable to the Administrative Agent, not later than 135 days following the Petition Date.

(l) The Bankruptcy Court shall enter an order confirming the Approved Plan not later than 150 days following the Petition Date.

(m) The Plan Effective Date shall occur by not later than 170 days following the Petition Date.

Section 7.17 Additional Bankruptcy Matters. The Credit Parties shall comply in all material respects with their obligations and responsibilities as debtors-in-possession under the First Day Orders (including maintaining the cash management of the Credit Parties). In addition, the Credit Parties shall promptly provide the Administrative Agent and the Lenders with updates of any material developments in connection with the Credit Parties’ reorganization efforts under the Chapter 11 Cases, whether in connection with the sale of all or certain of the Borrower’s and its Subsidiaries’ assets, the marketing of any Credit Parties’ assets, the formulation of bidding procedures, an auction plan, and documents related thereto, or otherwise.

Section 7.18 Chief Restructuring Officer. Within five (5) days of the Petition Date, the Credit Parties shall appoint a chief restructuring officer (the “CRO”) reasonably acceptable to the Required Lenders, whose scope of authority shall be reasonably acceptable to the Required Lenders. In the event of the resignation or termination of a CRO for any reason whatsoever, the Credit Parties shall engage a replacement CRO who is acceptable to the Required Lenders within two (2) Business Days after such resignation or termination, or such longer period as the Administrative Agent shall reasonably agree.

Section 8 NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations (other than with respect to contingent Obligations for which no claim has been made) shall have been paid in full and the Aggregate Commitments hereunder shall have expired or been terminated, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 8.

Section 8.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than (subject to Section 8.16):

(a) the Obligations;

(b) Indebtedness arising under the Existing Credit Agreement and the Existing Credit Agreement Credit Documents;

(c) Indebtedness incurred or issued prior to the Closing Date and disclosed through the Chapter 11 Cases (including, without limitation, any prepetition financing lease arrangements, letters of credit, surety bonds, or similar instruments) or replacements thereof;

(d) Guarantees with respect to Indebtedness owing by the Borrower or any of its Subsidiaries so long as (i) such Indebtedness being Guaranteed is otherwise permitted under this Section 8.1 and (ii) the Indebtedness of any Subsidiary that is not a Guarantor may only be guaranteed pursuant to this clause (d) by another Subsidiary that is not a Guarantor;

(e) unsecured intercompany Indebtedness:

(i) owed by any Credit Party to another Credit Party;

(ii) owed by any Credit Party to any Non-Guarantor Subsidiary; provided that such Indebtedness shall be subordinated to the Obligations in a manner satisfactory to the Administrative Agent);

(iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; and

(iv) subject to compliance with the Approved Budget, owed by any Non-Guarantor Subsidiary to a Credit Party to the extent permitted pursuant to Section 8.5.

(f) Indebtedness in respect of any Swap Agreement that is entered into in the ordinary course of business to hedge or mitigate risks to which any Credit Party is exposed in the conduct of its business or the management of its liabilities (it being acknowledged by each Credit Party that a Swap Agreement entered into for speculative purposes or of a speculative nature is not a Swap Agreement entered into in the ordinary course of business to hedge or mitigate risks);

(g) Indebtedness arising in connection with the financing of insurance premiums in the ordinary course of business;

(h) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(i) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business;

(j) [Reserved];

(k) Indebtedness in respect of netting services, overdraft protections and similar services in connection with customary deposit accounts maintained by the Borrower or any of its Subsidiaries as part of its ordinary cash management program so long as such Indebtedness is promptly repaid;

(l) performance Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(m) [Reserved];

(n) endorsements for collection, deposit or negotiation and warranties of products or services, in each case, incurred in the ordinary course of business;

(o) Indebtedness consisting of overpayments received and to be refunded in the ordinary course of business;

(p) [Reserved];

(q) Indebtedness incurred in accordance with the Approved Budget;

(r) Indebtedness to credit card processors incurred in the ordinary course of business; and

(s) other Indebtedness not permitted under another provision of this Section 8.1 in an aggregate amount not to exceed $1,000,000 at any time outstanding.

Section 8.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of its Subsidiaries, whether now owned or hereafter acquired, created or licensed or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any Applicable Laws related to intellectual property, except (subject to Section 8.16):

(a) Liens granted pursuant to any Credit Document;

(b) Liens arising under the Existing Credit Agreement and the Existing Credit Agreement Credit Documents;

(c) Liens that are valid, perfected and nonavoidable as of the Petition Date and permitted under the Existing Credit Agreement;

(d) Permitted Encumbrances;

(e) Liens granted by any Non-Guarantor Subsidiary in favor of the Borrower or another Credit Party in respect of Indebtedness owed by such Non-Guarantor Subsidiary to the Borrower or such other Credit Party and permitted by Section 8.1;

(f) [Reserved];

(g) Adequate Protection Liens;

(h) Liens arising in connection with the Carve-Out;

(i) other Liens to be authorized under the DIP Order; and

(j) other Liens not permitted under another provision of this Section 8.2 securing Indebtedness that is permitted under Section 8.1 but not to exceed $1,000,000 in the aggregate outstanding at any time.

Section 8.3 Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than Restricted Payments (a) set forth in the Approved Budget or (b) approved by the Bankruptcy Court, or (c) by any non-Guarantor Subsidiary to another non-Guarantor Subsidiary.

Section 8.4 Burdensome Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any of their respective Subsidiaries to create, incur or permit to exist any Lien upon any of their respective property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law, by any Credit Document or by any Existing Credit Agreement Credit Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.4 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of specific property (including the sale of a Subsidiary) not prohibited under this Agreement pending such sale, provided such restrictions and conditions apply only to the specific property that is to be sold and such sale is permitted hereunder and (iv) the foregoing clause (a) shall not apply to (1) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (2) customary provisions in leases and other contracts restricting the assignment thereof, (3) without limiting any obligations of any Credit Party or Subsidiary under Section 7.11, contractual obligations that are binding on a Credit Party or a Subsidiary thereof at the time such Credit Party becomes a Credit Party or such Subsidiary first becomes a Subsidiary, so long as such contractual obligation was not entered into in contemplation of such Person becoming a Credit Party or Subsidiary thereof; (4) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (5) restrictions related to secured Indebtedness otherwise permitted to be incurred hereunder that limit the right of the obligor to dispose of the assets securing such Indebtedness or (6) contractual obligations that prohibit, restrict or impose any condition upon the pledge by a Credit Party or a Subsidiary of the Equity Interests in a joint venture permitted hereunder.

Section 8.5 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any joint venture and any Foreign Subsidiary, except (subject to Section 8.12):

(a) Investments in cash and Cash Equivalents and deposit accounts or securities accounts in connection therewith;

(b) equity Investments owned as of the Closing Date in any Subsidiary;

(c) (i) Investments by (A) any Credit Party in any other Credit Party; and (B) any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary, and (ii) any Non-Guarantor Subsidiary in any Credit Party to the extent constituting Indebtedness of such Credit Party permitted by Section 8.1(e)(ii);

(d) Investments existing on the Closing Date and described on Schedule 8.5;

(e) Investments constituting Swap Agreements permitted by Section 8.1(f);

(f) [Reserved];

(g) to the extent constituting Investments, Guarantees constituting Indebtedness permitted by Section 8.1(d);

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) [Reserved];

(j) [Reserved];

(k) promissory notes and other noncash consideration received in connection with Dispositions permitted pursuant to Section 8.9 (subject to the proviso set forth therein);

(l) deposits of cash made in the ordinary course of business to secure any Credit Party’s performance of operating leases;

(m) [Reserved];

(n) Investments constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business of the Borrower and its Subsidiaries;

(o) Investments in non-Guarantor Subsidiaries with respect to corporate support and distribution arrangements in accordance with the Approved Budget;

(p) Investments required by any Governmental Authority; and

(q) Investments made in accordance with the Approved Budget.

Notwithstanding the foregoing, (x) in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 8.3, (y) no Investment in the nature of, or that otherwise would constitute, an Acquisition shall be permitted at any time on or after the Closing Date, provided that this clause (y) shall not restrict transactions solely between or among any of the Credit Parties and their Subsidiaries (or any combination thereof) that are otherwise permitted by this Section 8.5, and (z) other than as permitted pursuant to Section 8.5(o), Section 8.5(p) and/or Section 8.5(q), no Investment by any Credit Party to the extent such Investment is made in cash shall be permitted to be made in any Non-Guarantor Subsidiary or any other Person that is not a Credit Party at any time on or after the Closing Date.

Section 8.6 Use of Proceeds and Cash Collateral. No Credit Party shall, nor shall it permit any of its Subsidiaries to, use the proceeds of any Credit Extension or any Cash Collateral except pursuant to Section 7.9. No Credit Party shall use, and each Credit Party shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension or any Cash Collateral (i) to refinance any commercial paper, (ii) in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate any applicable Sanctions, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time or any other regulation thereof or to violate the Exchange Act, (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (iv) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

Section 8.7 Financial Covenant. The Credit Parties shall not permit their Unrestricted Cash retained across various accounts, together with any undrawn Commitments, to be less than $2,500,000 as of the last day of any calendar month, which shall be reported to the Administrative Agent pursuant to the weekly report delivered pursuant to Section 7.1(l)(i).

Section 8.8 Fundamental Changes. No Credit Party shall, nor shall it permit any of its Subsidiaries to, dissolve, liquidate, merge or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom (subject to Section 8.12):

(a) (i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower so long as the Borrower is the continuing or surviving entity and (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Guarantor so long as the Guarantor shall be the continuing or surviving entity, or simultaneously with such transaction the continuing or surviving entity shall become a Guarantor and the Borrower and such Guarantor (and each other relevant Credit Party) shall otherwise comply with Section 7.11 in connection therewith;

(b) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Guarantor, provided that, with respect to any such Disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets and shall be approved by the Bankruptcy Court;

(d) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e) any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder, provided that in the case of any merger involving a Wholly-Owned Subsidiary that is a Domestic Subsidiary, (i) a Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower and such Guarantor (and each other relevant Credit Party) shall comply with Section 7.11 in connection therewith;

(f) [Reserved]; and

(g) any Subsidiary that has no (or only de minimis) assets or operations at such time, and owns no other Subsidiary (unless such other Subsidiary also has no (or only de minimis) assets or operations as such time) may be disposed, liquidated, dissolved, wound down or merged with and into any other Subsidiary (with such other Subsidiary being the surviving entity).

Section 8.9 Dispositions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, Dispose of any asset, including any Equity Interest owned by it, nor will any Credit Party permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 8.5), except (subject to Section 8.12):

(a) Dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business or assets no longer useful in the conduct of the business or otherwise commercially desirable to maintain in the ordinary course of the business;

(b) Dispositions of assets to the Borrower or any Subsidiary; provided that any such sales, transfers or dispositions involving a Non-Guarantor Subsidiary shall be made in compliance with Sections 8.5 and 8.11 and, if applicable, Section 8.8;

(c) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof to the extent the Net Cash Proceeds thereof are used to prepay any Loans then outstanding;

(d) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary to the extent the Net Cash Proceeds thereof are used to prepay any Loans then outstanding;

(e) Dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold and such transaction is not otherwise prohibited by Section 8.8) that are not permitted by any other clause of this Section 8.9; provided that the Net Cash Proceeds thereof are used to prepay any Loans then outstanding;

(f) Dispositions made in accordance with the Approved Budget;

(g) [Reserved];

(h) Disposition of Equity Interests of EbixCash to third parties pursuant to the EbixCash Offering so long as (i) EbixCash continues to be a Subsidiary of the Borrower and (ii) the Net Cash Proceeds of the EbixCash Offering are applied as required by Section 2.11(c)(v);

(i) [Reserved]; and

(j) a Sale Transaction, so long as the Administrative Agent, acting at the direction of the Required Lenders, shall have consented to such Sale Transaction;

provided that all Dispositions permitted by this Section 8.9 (other than those permitted by paragraphs (b) or (d) above) shall be made for fair value and, in connection with any Disposition the consideration of which is insufficient to pay off Prepetition Secured Obligations and the Obligations for 100% cash consideration (it being understood that promissory notes do not constitute cash consideration).

Section 8.10 Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or any Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any other Credit Party), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower to any Person (other than the Borrower or any other Credit Party) in connection with such lease; provided that this Section 8.10 shall not prohibit (i) the sale and leaseback resulting from the incurrence of any lease or purchase money financing with respect to any property or asset entered into within 180 days of the acquisition of such property or asset for the purpose of providing permanent financing of such property or asset or (ii) the sale and leaseback of the Headquarters Real Estate Asset so long as (x) no Default has occurred and is continuing, (y) such sale and leaseback is for fair market value and (z) the Borrower continues to have the right to utilize the Headquarters Real Estate Asset for its operations.

Section 8.11 Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or any its Subsidiaries on terms that are less favorable to such Credit Party or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate of the Borrower or any of its Subsidiaries; provided that the foregoing restriction shall not apply to (a) any transaction between or among the Credit Parties and not involving any other Affiliate, (b) any transaction between or among Non-Guarantor Subsidiaries and not involving any other Affiliate and (c) any Restricted Payment permitted by Section 8.3; provided any such transaction involving a Credit Party shall be approved by the Bankruptcy Court and otherwise permitted under this Agreement.

Section 8.12 Conduct of Business. No Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party or such Subsidiary on the Closing Date and businesses that are substantially similar, related or incidental thereto.

Section 8.13 Accounting Policies; Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) its Fiscal Year end.

Section 8.14 Amendments to Organizational Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or permit any amendments to its Organizational Documents if such amendment could reasonably be expected to be adverse to the Lenders or any Agent.

Section 8.15 [Reserved].

Section 8.16 Material IP Subsidiaries. Notwithstanding anything to the contrary in this Agreement, including in any of Sections 8.1 or 8.2, no Credit Party shall, nor shall it permit any of its Subsidiaries to:

(a) permit any Material IP Subsidiary or any Subsidiary that is not a Credit Party that owns, directly or indirectly, any Equity Interests of any Material IP Subsidiary, to have any Indebtedness other than (i) Indebtedness under the Credit Documents, (ii) intercompany Indebtedness otherwise permitted hereunder, (iii) Indebtedness permitted by any of clauses (g), (h), (k), (n) or (o) of Section 8.1, and (iv) Indebtedness permitted by Section 8.1(i) to the extent issued or incurred by any Subsidiary domiciled in India up to an amount not to exceed $10,000,000 outstanding at any one time;

(b) permit any Material IP Subsidiary or any Subsidiary that is not a Credit Party that owns, directly or indirectly, any Equity Interests of any Material IP Subsidiary, directly or indirectly, to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable), whether now owned or hereafter acquired, created or licensed or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any Applicable Laws related to intellectual property, except (i) Liens granted pursuant to any Credit Document, (ii) Liens granted to secure intercompany Indebtedness owing by such Material IP Subsidiary to a Credit Party and (iii) Permitted Encumbrances;

(c) permit any Intellectual Property Rights, any Owned Intellectual Property or any license to use the Licensed Intellectual Property to fail at any time to be free and clear of all restrictions (other than restrictions contained in licensing arrangements), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, except (i) Liens granted pursuant to any Credit Document, (ii) Liens granted to secure intercompany Indebtedness owing to a Credit Party and (iii) Permitted Encumbrances;

(d) permit the fair market value (as reasonably determined by the Borrower) of all Intellectual Property Rights not owned by a Credit Party or a Material IP Subsidiary to exceed twenty percent (20%) of the fair market value of all Intellectual Property Rights of the Borrower and its Subsidiaries in the aggregate; provided that (x) such twenty percent (20%) limitation may be exceeded for 180 days (or such longer period as the Administrative Agent may agree) after the acquisition of Intellectual Property Rights (whether directly or through the acquisition of one or more Persons) and (y) this clause (d) shall not apply to Intellectual Property Rights owned by joint ventures of the Borrower or its Subsidiaries (including joint ventures which are Subsidiaries hereunder) to the extent such joint ventures are permitted under this Agreement and (and such Intellectual Property Rights shall be entirely excluded from the calculation of the twenty percent (20%) threshold set forth in this clause (d)); or

(e) permit any Intellectual Property Rights owned, licensed or otherwise held by any Subsidiary (other than a Subsidiary that is a joint venture hereunder) to be transferred to any joint venture (including any joint venture which is a Subsidiary hereunder) if such transferee is excluded from the requirement of clause (d) above as a result of proviso (y) to such clause (d).

Section 8.17 [Reserved].

Section 8.18 [Reserved].

Section 8.19 Compliance With Approved Budget. In addition to the provisions of Section 7.9 and Section 8.6, the Credit Parties’ use of proceeds of any Credit Extension, as well as the Credit Parties’ use of Cash Collateral, shall be subject to compliance at all times with the applicable Approved Budget. The Credit Parties shall comply at all times with the then applicable Approved Budget. Notwithstanding the Approved Budget, any determination of the Credit Parties’ compliance with this Section 8.19 shall be measured at the time of delivery of each Budget Variance Report, commencing with compliance reporting for the first full week following the Petition Date, take into account the following limited variances (each such variance, a “Permitted Variance”):

(a) the Credit Parties’ actual aggregate Operating Cash Receipts for any Testing Period shall not be less than “x” percent (“x”%) of the projected aggregate Operating Cash Receipts set forth in the applicable Approved Budget; where “x” equals (i) eighty percent (80%) for the first full week following the Petition Date, (ii) eighty-five percent (85%) for the first two full weeks following the Petition Date, (iii) eighty-five percent (85%) for the first three full weeks following the Petition Date, and (iv) ninety percent (90%) for the immediately prior four full weeks following the Petition Date thereafter; and

(b) the Credit Parties’ actual aggregate Operating Cash Disbursements (excluding the fees and expenses of counsel and other advisors to the Agents, the Lenders, the Secured Parties, or the Credit Parties) for any Testing Period shall not exceed “y” percent (“y”%) of the projected aggregate Operating Cash Disbursements set forth in the applicable Approved Budget; where “y” equals (i) one hundred twenty percent (120%) for the first full week following the Petition Date, (ii) one hundred fifteen percent (115%) for the first two full weeks following the Petition Date, (iii) one hundred fifteen percent (115%) for the first three full weeks following the Petition Date, and (iv) one hundred ten percent (110%) for the immediately prior four full weeks following the Petition Date thereafter.

Section 8.20 Insolvency Proceeding Claims. The Credit Parties shall not incur, create, assume, suffer to exist or permit, or permit any Subsidiary to incur, create, assume, suffer to exist or permit, any other super priority administrative claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Credit Parties, except as set forth in the DIP Order.

Section 8.21 Bankruptcy Actions. The Credit Parties shall not seek or consent to, or permit any Subsidiary to seek or, consent to, any order granting authority to take any action that is prohibited by the terms of this Agreement, the DIP Order or the other Credit Documents or refrain from taking any action that is required to be taken by the terms of the DIP Order or any of the other Credit Documents.

Section 8.22 Chief Restructuring Officer. Following the appointment of the CRO, no Credit Party may terminate the CRO or modify or reduce the scope of the CRO’s authority without the express prior written consent of the Required Lenders.

Section 9 EVENTS OF DEFAULT; REMEDIES; APPLICATION OF FUNDS

Section 9.1 Events of Default. If any one or more of the following events (any such event, an “Event of Default”) shall occur:

(a) Failure to Make Payments When Due. Any Credit Party fails to pay (i) the principal of any Loan when due, whether at stated maturity, by acceleration or otherwise, (ii) within three (3) Business Days of when due any interest on any Loan or any fee or any other amount due hereunder (other than amounts due under Section 11.2(a)) or (iii) within ten (10) Business Days of Borrower’s receipt of an invoice for amounts due under Section 11.2(a);

(b) Default in Other Agreements. (i) Subject to the DIP Order, any Credit Party or any of their respective Subsidiaries fails to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than the Loans) in an aggregate principal amount of $5,000,000 or more, in each case beyond the grace or cure period, if any, provided therefor; or (ii) any Credit Party or any of their respective Subsidiaries breaches or defaults by with respect to any other term of (x) one or more items of Indebtedness in the aggregate principal amounts referred to in clause (i) above, or (y) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that this Section 9.1(b) shall not apply to any Indebtedness of any Credit Party that was incurred prior to the Petition Date (or, if later, the date on which such Person became a Credit Party) unless such Indebtedness has been accelerated and the enforcement of remedies with respect to such Indebtedness shall not have been stayed by the Chapter 11 Cases;

(c) Breach of Certain Covenants. Any Credit Party fails to perform or comply with any term or condition contained in Section 7.1 (other than clause (e), (f), (g)(ii), (g)(iii), (h) or (j) thereof), Section 7.2 (with respect to the existence of any Credit Party), Section 7.9, Section 7.11, Section 7.18 or any Section of Section 8;

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of their respective Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith is false in any material respect as of the date made or deemed made;

(e) Other Defaults Under Credit Documents. Any Credit Party defaults in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 9.1, and such default (if curable) shall not have been remedied or waived within 5 days after the earlier of (i) an Authorized Officer of any Credit Party becoming aware of such default, or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction enters a decree or order for relief in respect of any non-Credit Party Subsidiary of the Borrower in an involuntary case under the Bankruptcy Code or Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law, or under any applicable law in any jurisdiction; or (ii) an involuntary case is commenced against any non-Credit Party Subsidiary of the Borrower under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrative receiver, liquidator, sequestrator, trustee, administrator, compulsory manager, custodian or other officer having similar powers over any non-Credit Party Subsidiary of the Borrower, or over all or a substantial part of its property, is entered; or there shall have occurred the involuntary appointment of an interim receiver, administrative receiver, administrator, compulsory manager, trustee or other custodian of any non-Credit Party Subsidiary of the Borrower for all or a substantial part of its property; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of any non-Credit Party Subsidiary of the Borrower, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged;

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Either of Ebix Singapore or Ebix UK commences a voluntary case or has an order for relief entered with respect to it under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect; (ii) any non-Credit Party Subsidiary of the Borrower consents to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consents to the appointment of or taking possession by a receiver, administrative receiver, administrator, compulsory manager, trustee or other custodian for all or a substantial part of its property; or (iii) any non-Credit Party Subsidiary of the Borrower makes any assignment for the benefit of creditors; (iv) any non-Credit Party Subsidiary of the Borrower is unable, or fails generally, or admits in writing its inability, to pay its debts as such debts become due; or (v) the board of directors (or similar governing body) of any non-Credit Party Subsidiary of the Borrower or any committee thereof adopts any resolution or otherwise authorize any action to approve any of the actions referred to in clauses (i)-(iii) above or in Section 9.1(f);

(h) Judgments and Attachments. (i) Any one or more money judgments, writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of $5,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) is entered or filed against any Credit Party or any of their respective Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or (ii) any non-monetary judgment or order is rendered against any Credit Party or any of their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; provided that this Section 9.1(h) shall not apply to any such process that occurred prior to the Petition Date (or, if later, the date on which such Person became a Credit Party) unless such process shall not have been stayed by the Chapter 11 Cases;

(i) Pension Plans. Except to the extent excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases, there shall occur one or more ERISA Events which individually or in the aggregate results in liability of any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof and which is not paid by the applicable due date;

(j) Change of Control. A Change of Control occurs;

(k) Invalidity of Credit Documents and Other Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than contingent and indemnified obligations not then due and owing) in accordance with the terms hereof) or is declared null and void; (ii) any Liens granted with respect to the DIP Facility cease to be valid, perfected and enforceable in all respects with the priority in the DIP Order; or (iii) any Credit Party contests the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party;

(l) Jefferies’ Engagement. At any time after the execution and delivery thereof, the Borrower terminates its engagement of Jefferies LLC as in effect on the Closing Date; or

(m) Bankruptcy Related Events.

(i) The Bankruptcy Court enters an order reversing, amending, supplementing, staying (for a period of seven (7) days or more), vacating or otherwise modifying the DIP Order, or any Credit Party or any of their respective Subsidiaries applies for the authority to do so, in each case in a manner that is materially adverse to the Administrative Agent or the Lenders, without the prior written consent of the Administrative Agent and the Required Lenders;

(ii) Any Credit Party makes or grants adequate protection payments (other than the Adequate Protection Payments) without the prior written consent of the Administrative Agent and the Required Lenders;

(iii) The Bankruptcy Court enters an order modifying the Adequate Protection Liens granted in the applicable DIP Order in a manner that is materially adverse to the Administrative Agent or the Lenders without the prior written consent of the Administrative Agent and the Required Lenders;

(iv) The Bankruptcy Court enters an order avoiding or requiring disgorgement by the Administrative Agent or any of the Lenders of any amounts received in respect of the obligations under the Credit Documents;

(v) Any Credit Party or any of their respective Subsidiaries files a motion or other request with the Bankruptcy Court seeking any financing under Section 364(d) of the Bankruptcy Code secured by any of the Collateral that does not provide for payment in full of the Obligations (other than contingent indemnity obligations not then due) without the prior consent of the Administrative Agent and the Required Lenders;

(vi) Other than with respect to the Carve-Out, a final non-appealable order in the Chapter 11 Cases is entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders;

(vii) Any Credit Party or any of their respective Subsidiaries commences, joins in, assists, supports or otherwise participates as an adverse party in any suit or other proceeding against the Administrative Agent or the Lenders with respect to the Credit Parties’ stipulations, admissions, agreements and releases contained in the DIP Order, the invalidation, subordination or other challenging of the DIP Superpriority Claims (as defined in the DIP Order) and Liens granted to secure the Obligations or any other rights granted to the Administrative Agent or the Lenders in the DIP Order;

(viii) Except as permitted by the DIP Order or as otherwise agreed to by the Administrative Agent and the Required Lenders, any Credit Party or any of their respective Subsidiaries makes any payment on any prepetition Indebtedness, other than (x) payments set forth in the Approved Budget or (y) payments provided for in the DIP Order or authorized by the Bankruptcy Court in accordance with the First Day Orders;

(ix) Except as permitted by the DIP Order, any Credit Party or any of their respective Subsidiaries seeks to support, or supports (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Credit Party) any motion to, (A) disallow in whole or in part any of the obligations arising under this Agreement or any other Credit Document, (B) disallow in whole or in part any of the Indebtedness owed by the Credit Parties under the Existing Credit Agreement Credit Documents or (C) challenge the validity and enforceability of the Liens or security interests granted under any of the Credit Documents, the Existing Credit Agreement Credit Documents, or in the DIP Order;

(x) Any Credit Party or any of their respective Subsidiaries fails to comply with any other material term of the DIP Order;

(xi) Any Credit Party or any of their respective Subsidiaries files a pleading seeking approval of a sale or bidding procedures under section 363 of the Bankruptcy Code not consented to by the Administrative Agent and the Required Lenders;

(xii) Any Credit Party or any of their respective Subsidiaries files a pleading in any court not consented to by the Administrative Agent and the Required Lenders seeking or supporting an order to revoke, reverse, stay, vacate, amend, supplement or otherwise modify (A) this Agreement, any other Credit Document or any DIP Order, or to disallow any Obligations, in whole or in part (except with respect to post-petition interest as set forth in paragraph S of the DIP Order), or (B) any material provision of this Agreement, any other Credit Documents or any DIP Order, or any other order of the Bankruptcy Court approving the Credit Parties’ use of Cash Collateral, for any reason ceases to be valid and binding;

(xiii) Any Credit Party or any of their respective Subsidiaries files a Chapter 11 Plan that is not an Approved Plan;

(xiv) Any Credit Party or any of their respective Subsidiaries files a motion seeking dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(xv) Any of the Chapter 11 Cases are dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

(xvi) A trustee, examiner (other than a fee examiner) or other person with expanded powers is appointed in any of the Chapter 11 Cases (other than as a result of a motion or objection filed by or on behalf of the Administrative Agent or the Required Lenders);

(xvii) The Bankruptcy Court enters one or more orders modifying the automatic stay to allow any third party to proceed with foreclosure (or a deed in lieu of foreclosure) against assets having a value in excess of $100,000 in the aggregate without the prior written consent of the Required Lenders;

(xviii) The Bankruptcy Court enters an order terminating the Credit Parties’ exclusive period for proposing a Chapter 11 Plan (other than as a result of a motion or objection filed by or on behalf of the Administrative Agent or the Required Lenders);

(xix) The Bankruptcy Court enters an order denying confirmation of the Approved Plan that has not been reversed, stayed, or revised within five (5) days thereof;

(xx) The Bankruptcy Court enters an order denying approval of the Sale Transaction that has not been reversed, stayed, or revised within five (5) days thereof;

(xxi) The Credit Parties fail to meet any Milestone (subject to any extension thereof as permitted by this Agreement);

(xxii) The Credit Parties fail to maintain the Finance Committee (including that the Special Directors must comprise a majority of such committee) or revoke or modify (without the consent of the Administrative Agent and the Required Lenders) of the charter of the Finance Committee;

(xxiii) In the event of the resignation or termination of either Special Director, Borrower fails to replace such director with a replacement who is acceptable to the Administrative Agent and Required Lenders within two (2) Business Days, or such later time as may be agreed by the Administrative Agent;

(xxiv) Any termination event that would entitle the Majority Consenting Lenders to terminate the Restructuring Support Agreement; or

(xxv) the failure of the Credit Parties to perform any of the terms, provisions, conditions, covenants, or obligations under the applicable DIP Order.

(n) Breach of Intellectual Property Transfer Agreement. A breach of the Intellectual Property Transfer Agreement as discussed therein.

Section 9.2 Remedies. Subject to the applicable DIP Order (including with respect to the Remedies Notice Period (as defined in such DIP Order)), upon issuance of the Default Notice (as defined in the DIP Order) and prior to the expiration of the Remedies Notice Period, the Debtors (a) may continue to use Cash Collateral and proceeds of DIP Loans pursuant to the Approved Budget but (b) are prohibited from requesting any further advances under the DIP Facility that are not in the Approved Budget. Following the expiration of the Remedies Notice Period, the Agents (acting at the direction of the Required Lenders) or the Required Lenders, may exercise rights and remedies and/or take any of the following actions, at the same or different times: (a) terminate, reduce, or restrict the Debtors’ use of any Cash Collateral; (b) cease or reduce making any DIP Loans under this Agreement; (c) declare all Obligations to be immediately due and payable; (d) charge the default rate of interest on the DIP Loans; (e) freeze monies or balances in the Credit Parties’ accounts; (f) immediately set-off any and all amounts in accounts maintained by the Debtors and subject to the control of the Secured Parties against the Obligations; (g) otherwise enforce any and all rights against the Collateral in the possession of any of the applicable Secured Parties, including, without limitation, disposition of the Collateral solely for application towards the Obligations; (h) enforce all of the guaranty rights; and (i) take any other actions or exercise any other rights or remedies permitted under the DIP Order, the Credit Documents or applicable law to effect the repayment of the Obligations. Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Credit Documents, shall be subject to the provisions of the applicable DIP Order. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Required Lenders or waived in writing in accordance with the terms of Section 11.4.

Section 9.3 Application of Funds. Subject to the Carve-Out, any amounts received on account of the Obligations shall be applied by each Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Credit Documents including all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations under the Credit Documents ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, and (b) payments of amounts due under any Secured Treasury Management Agreement, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Laws.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Secured Treasury Management Obligations shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualifying Treasury Management Bank, as the case may be. Each Qualifying Treasury Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of each of the Administrative Agent and the Collateral Agent pursuant to the terms of Section 10 for itself and its Affiliates as if a “Lender” party hereto.

Section 10 AGENCY

Section 10.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each of the Lenders hereby irrevocably appoints Regions Bank to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents and authorizes the Collateral Agent to take such action on its behalf and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or the DIP Order, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in the DIP Order, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the DIP Order or otherwise exist against the Collateral Agent. The Collateral Agent shall act on behalf of the Secured Parties with respect to any Collateral and the DIP Order, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the DIP Order as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the DIP Order with respect to the Collateral Agent.

(c) The provisions of this Section are solely for the benefit of the Administrative Agent, the Collateral Agent, and the Lenders, and no Credit Party nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2 Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3 Exculpatory Provisions.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and each Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or Applicable Law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.4 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent in writing by the Borrower or a Lender.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 10.4 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower and its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6 Resignation or Removal of Agents.

(a) Any Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as an Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law by notice in writing to the Borrower and such Person remove such Person as an Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders under any of the Credit Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent, as the case may be (other than any rights to indemnity payments or other payments then owed to the retiring or removed Administrative Agent or Collateral Agent, as the case may be), as of the Resignation Effective Date or the Removal Effective Date, as applicable, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 10 and Section 11.2 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

Section 10.7 Non-Reliance on Agents and Other Lenders. Each of the Lenders acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8 [Reserved].

Section 10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 2.10 and Section 11.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Agent and each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 11.2).

Section 10.10 Collateral Matters.

(a) Each Lenders (including in its capacities as a potential Treasury Management Bank) irrevocably authorizes the Administrative Agent and the Collateral Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held under any Credit Document securing the Obligations (x) upon termination of the commitments under this Agreement and payment in full of all Obligations (other than contingent indemnification obligations), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents or consented to in accordance with the terms of this Agreement, or (z) subject to Section 11.4, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held under any Credit Document securing the Obligations to the holder of any Lien on such property that is permitted by Section 8.2(c); and

(iii) to release any Guarantor from its obligations under this Agreement and the other Credit Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement pursuant to this Section.

(b) Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s or the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Anything contained in any of the Credit Documents to the contrary notwithstanding, each of the Credit Parties, the Administrative Agent, the Collateral Agent and each holder of the Obligations hereby agree that (i) no holder of the Obligations shall have any right individually to realize upon any of the Collateral or to enforce this Agreement, the Notes or any other Credit Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the respective Agents, on behalf of the Secured Parties, in accordance with the terms hereof and all powers, rights and remedies with respect to the Collateral under the DIP Order may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the holders of the Obligations (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(d) No Secured Treasury Management Agreement will create (or be deemed to create) in favor of any Qualifying Treasury Management Bank that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower or any other Credit Party under the Credit Documents except as expressly provided herein or in the other Credit Documents. By accepting the benefits of the Collateral, each such Qualifying Treasury Management Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a holder of the Obligations, subject to the limitations set forth in this clause (d). Furthermore, it is understood and agreed that the Qualifying Treasury Management Banks, in their capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Credit Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Credit Documents) other than in its capacity as a Lender and, in any case, only as expressly provided herein.

Section 10.11 Erroneous Payments.

(a) If the Administrative Agent or the Collateral Agent notifies a Lender, other holder of the Obligations or any Person who has received funds on behalf of a Lender or other holder of the Obligations (any such Lender, other holder of the Obligations or other recipient, (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent or the Collateral Agent, as applicable, has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or the Collateral Agent, as applicable, or any of their respective Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, other holder of the Obligations or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent or the Collateral Agent, as applicable, pending its return or repayment as contemplated below in this Section 10.11 and held in trust for the benefit of the Administrative Agent or the Collateral Agent, as applicable, and such Lender or other holder of the Obligations shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent or the Collateral Agent, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent or the Collateral Agent, as applicable, in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent or the Collateral Agent, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent or the Collateral Agent, as applicable, to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, other holder of the Obligations or any Person who has received funds on behalf of a Lender or other holder of the Obligations (and each of their respective successors and assigns) hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent or the Collateral Agent, as applicable (or any of their respective Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent or the Collateral Agent, as applicable (or any of their respective Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent or the Collateral Agent, as applicable (or any of their respective Affiliates), or (z) that such Lender, other holder of the Obligations or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent or the Collateral Agent, as applicable, to the contrary) or (B) in the case of immediately preceding clause (z), an error and mistake has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or other holder of the Obligations shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent or the Collateral Agent, as applicable, of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent or the Collateral Agent, as applicable, pursuant to this Section 10.11(b).

The failure to deliver a notice to the Administrative Agent pursuant to this Section 10.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.11(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or other holder of the Obligations hereby authorizes the Administrative Agent or the Collateral Agent, as applicable, to set off, net and apply any and all amounts at any time owing to such Lender or other holder of the Obligations under any Credit Document, or otherwise payable or distributable by the Administrative Agent or the Collateral Agent, as applicable, to such Lender or other holder of the Obligations under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent or the Collateral Agent, as applicable, has demanded to be returned under immediately preceding clause (a).

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent or the Collateral Agent, as applicable, for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender or other holder of the Obligations that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s or the Collateral Agent’s, as applicable, notice to such Lender or other holder of the Obligations at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender or other holder of the Obligations shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent or the Collateral Agent, as applicable, may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or other holder of the Obligations shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent or the Collateral Agent, as applicable (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent or the Collateral Agent, as applicable, as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent or the Collateral Agent, as applicable, as the assignee Lender shall become a Lender or other holder of the Obligations, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or other holder of the Obligations shall cease to be a Lender or other holder of the Obligations, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding its obligations under the indemnification provisions of this Agreement and its Commitments which shall survive as to such assigning Lender or other holder of the Obligations, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent shall reflect in the Register its or the Collateral Agent’s ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. No Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(i) Subject to Section 11.5 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent or the Collateral Agent, as applicable, may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or other holder of the Obligations shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent or the Collateral Agent, as applicable, shall retain all other rights, remedies and claims against such Lender or other holder of the Obligations (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent or the Collateral Agent, as applicable), and (y) may in the sole discretion of the Administrative Agent or the Collateral Agent, as applicable, be reduced by an amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided, that, the Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Credit Party; provided, that, this Section 10.11(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that, the immediately preceding clauses (x) and (y) shall not apply except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent or the Collateral Agent, as applicable, from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent or the Collateral Agent, as applicable, for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 10.11 shall survive the resignation or replacement of the Administrative Agent and/or the Collateral Agent, any transfer of rights or obligations by, or the replacement of, a Lender or other holder of the Obligations, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

Section 11 MISCELLANEOUS

Section 11.1 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail or other electronic transmission or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Agent, the Borrower or any other Credit Party, to the address, facsimile number or telephone number specified in Appendix C; and

(ii) if to any Lender, to the address, facsimile number or telephone number in its Administrative Questionnaire on file with the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by e-mail or facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Change of Address, Etc. Any party hereto may change its address, facsimile or telephone for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debtdomain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or any of the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 11.2 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Subject to the DIP Order, the Credit Parties shall pay (i) (x) all reasonable and documented out-of-pocket expenses incurred by each Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Agents and, if reasonably necessary, local and/or specialty counsel to the Agents and the Lenders taken as a whole (limited to one specialty counsel in any reasonably necessary specialty and to one local counsel in each reasonably necessary jurisdiction)) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (y) all reasonable and documented out-of-pocket expenses incurred by each Lender individually (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for such Lender) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, that the maximum amount any Lender shall be entitled to reimbursement under clause (i)(y) shall not exceed $25,000 and the maximum amount Borrower shall be entitled to pay to all such Lenders (other than the Administrative Agent) pursuant to clause (i)(y) shall not exceed $75,000 in the aggregate when combined with all expense reimbursement payments payable to the Lenders (other than the Administrative Agent) pursuant to clause (iii)(y) below, (ii) [Reserved], (iii)(x) all documented out-of-pocket expenses incurred by any Agent or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Agents and the Lenders taken as a whole, one local counsel in each relevant jurisdiction for the Agents and the Lenders taken as a whole, one specialty counsel in each relevant specialty for the Agents and the Lenders taken as a whole, and, solely in the case of a conflict of interest, one additional counsel to all such affected Persons similarly situated, taken as a whole) and (y) all documented out-of-pocket expenses incurred by any Lender individually (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for such Lender); provided, that the maximum amount any Lender shall be entitled to reimbursement under clause (iii)(y) shall not exceed $25,000 and the maximum amount Borrower shall be entitled to pay to all such Lenders (other than the Administrative Agent) pursuant to clause (iii)(y) shall not exceed $75,000 in the aggregate when combined with all expense reimbursement payments payable to the Lenders (other than the Administrative Agent) pursuant to clause (i)(y) above, in each case, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all documented out-of-pocket expenses incurred by FTI Consulting, Inc. or any of its Affiliates.

(b) Indemnification by the Credit Parties. Subject to the DIP Order, the Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Indemnitees taken as a whole, if reasonably necessary, one local counsel in each relevant jurisdiction for the Indemnitees taken as a whole, if reasonably necessary, one specialty counsel in each relevant specialty for the Indemnitees taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all such affected Persons similarly situated, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party) other than such Indemnitee or its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) disputes solely among Indemnitees (other than any claims against any Indemnitee in its capacity as the Administrative Agent, the Collateral Agent, or any similar role under this Agreement or any other Credit Document or any of their respective Related Parties (in each case, acting in its capacity as such)) and not arising out of or involving any act or omission of any Credit Party or any of their respective Subsidiaries or Affiliates (including their respective officers, directors, employees or controlling persons). This Section 11.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each hereby waives, any claim against any other such party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) Payments. Subject to the DIP Order, all amounts due under this Section shall be payable promptly, but in any event within ten Business Days after written demand therefor (including delivery of copies of applicable invoices).

(f) Survival. The provisions of this Section shall survive resignation or replacement of the Administrative Agent, the Collateral Agent, or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.

Section 11.3 Set-Off. Subject to the Bankruptcy Code, if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each of the Lenders agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.4 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Section 11.4(b) and Section 11.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents (other than any amendment required to give effect to Section 2.1(c), which shall be subject only to the consent requirements set forth therein), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders and the delivery of such amendment, modification, termination or waiver to the Administrative Agent; provided that (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender, (ii) [Reserved.], (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments and Loans of such Lender may not be increased or extended without the consent of such Lender, (iv) subject to the obligations of a Lender set forth in the Restructuring Support Agreement, each Lender is entitled to vote as such Lender sees fit on any Chapter 11 Plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (v) the Required Lenders shall determine whether or not to allow any Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(b) Affected Lenders’ Consent. Other than pursuant to an Approved Plan, without the written consent of each Lender (other than a Defaulting Lender except as provided in clause (a)(iii) above) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) [Reserved];

(ii) waive, reduce or postpone any scheduled repayment or required prepayment or alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 9.3, as applicable;

(iii) [Reserved];

(iv) reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan;

(vii) amend, modify, terminate or waive any provision of this Section 11.4(b) or Section 11.4(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders” or “Commitment Percentage”, or modify the amount of the Commitment of any Lender;

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from their obligations hereunder, in each case, except as expressly provided in the Credit Documents;

(x) amend, modify, waive or terminate any of the pro rata sharing provisions set forth in Section 2.14;

(xi) subordinate the Liens on the Collateral or subordinate the right of payment of the Obligations;

(xii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Credit Document (except pursuant to a transaction permitted hereunder).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrower or any other Credit Party therefrom, shall:

(i) [Reserved];

(ii) [Reserved];

(iii) [Reserved]; or

(iv) amend, modify, terminate or waive any provision of this Section 11 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Section 11.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more financial institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s commitments and the loans at the time owing to it (in each case with respect to any credit facility) or contemporaneous assignments to Approved Funds that equal at least to the amounts specified in subsection (b)(i)(B) of this Section in the aggregate) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the commitment (which for this purpose includes loans and obligations in respect thereof outstanding thereunder) or, if the commitment is not then in effect, the principal outstanding balance of the loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect of any Commitments and/or Loans, unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection Section 11.5(b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall have occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) unfunded commitments under term loan facilities if such assignment is to a Person that is not a Lender with a commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Administrative Agent in its discretion. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.3 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. The Borrower will execute and deliver on request, at its own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States, a copy of each Assignment Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section shall be construed such that the Loans are at all times maintained in registered form within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender shall be responsible for the indemnity under Section 11.2(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (b) or (c) of Section 11.4 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.3 (subject to the requirements and limitations therein, including the requirements under Section 3.3(f) (it being understood that the documentation required under Section 3.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 3.4 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 2.17 and 3.4 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or in connection with a Credit Party’s or the Administrative Agent’s request for such information to comply with FATCA. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.6 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.7 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 3.1(c), Section 3.2, Section 3.3, Section 11.2, Section 11.3, Section 11.13 and Section 11.14 and the agreements of the Lenders and the Agents set forth in Section 2.14, Section 10.3 and Section 11.2(c) shall survive the payment of the Loans and the termination of this Agreement.

Section 11.8 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any Treasury Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.9 [Reserved].

Section 11.10 Severability. If any provision of this Agreement or any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement and the other Credit Documents, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 10.10(c), each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.12 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.13 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York and to the extent applicable, the Bankruptcy Code.

(b) Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court, and if the Bankruptcy Court does not have (or abstains from) jurisdiction, courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 11.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent, the Collateral Agent, or such Lender, as the case may be, hereby agrees that it will notify the Borrower as soon as practicable under the circumstances in the event of any such disclosure (other than any disclosure at the request of a regulatory agency or authority or in connection with a routine filing, examination, audit or review) by such Person unless such notification is prohibited by Applicable Law or regulation, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in (including, for purposes hereof, any new lenders invited to join hereunder on an increase in the Loans and/or Commitments hereunder, whether by exercise of an accordion, by way of amendment or otherwise), any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Collateral Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) for purposes of establishing a “due diligence” defense.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower or any Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.

Section 11.16 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and each of the Credit Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Credit Parties. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 11.17 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Collateral Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.18 No Advisory of Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by each Agent are arm’s-length commercial transactions between the Credit Parties, on the one hand, and each Agent, on the other hand, (ii) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) each Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Credit Party or any of their respective Affiliates or any other Person and (ii) each Agent does not have any obligation to any Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) each Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and no Agent has any obligation to disclose any of such interests to any Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases any claims that it may have against any Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19 Electronic Execution of Assignments and Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.20 USA PATRIOT Act. Each Lender subject to the PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies each of the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each of the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or such Agent, as applicable, to identify each of the Credit Parties in accordance with the PATRIOT Act. The Credit Parties shall, promptly following a request by any Agent or any Lender, provide all documentation and other information that such Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

Section 11.21 Conflicts. In the event there is a conflict or inconsistency between this Agreement and any other Credit Document, other than the DIP Order, the terms of this Agreement shall control. To the extent the terms and conditions of this Agreement and any other Credit Document are in express conflict (as opposed to being additive, limiting, or more specific) with the terms and conditions of the DIP Order, the terms and conditions of the DIP Order shall control.

Section 11.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 11.23 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not to or for the benefit of the Borrower or any other Credit Party, that:

(i) neither the Administrative Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent hereby informs the Lenders that the Administrative Agent is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that the Administrative Agent has a financial interest in the transactions contemplated hereby in that the Administrative Agent or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 11.24 [Reserved].

Section 11.25 Priority and Liens. The relative priorities of the Liens on the Collateral shall be as set forth in the DIP Order, as applicable. Subject to the entry of the Interim Order (and, when entered, the Final Order), and the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Credit Document, the Liens granted by the Credit Parties on the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, shall constitute valid, automatically perfected and unavoidable security interests and liens, (except to the extent such perfection (a) is prohibited or restricted by Applicable Law and/or (b) would require the consent of any Governmental Authority) without the necessity of creating, filing, recording, or serving any financing statements, continuation statements, mortgages, or other documents that might otherwise be required under federal or state law in any jurisdiction or the taking of any other action to validate or perfect the security interests and liens granted to the DIP Agent and the Prepetition Agent, for themselves and for and on behalf of the DIP Lenders and Prepetition Lenders; provided that, for the avoidance of doubt, each such Lien shall be subject to the Carve-Out.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	EBIX, INC., as the Borrower

By:
	Name:	Robin Raina
	Title:	President and Chief Executive Officer
GUARANTORS:
AGENCY SOLUTIONS.COM, LLC
CONFIRMNET CORPORATION
DOCTORS EXCHANGE, INC.
EBIX CONSULTING, INC.
EBIX INTERNATIONAL LLC
EBIX LATIN AMERICA, LLC
P.B. SYSTEMS, INC.
VERTEX, INCORPORATED, each as a Guarantor

By:
	Name:	Robin Raina
	Title:	President and Chief Executive Officer

A.D.A.M., INC.
EBIX US, LLC
FACTS SERVICES, INC., each as a Guarantor

By:
	Name:	Robin Raina
	Title:	Chief Executive Officer

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

ADMINISTRATIVE AGENT
AND COLLATERAL AGENT:	REGIONS BANK, as Administrative Agent and Collateral Agent

By:
	Name:	J. Patrick Carrigan
	Title:	Senior Vice President

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

LENDERS:	REGIONS BANK,
as a Lender

By:
	Name:	J. Patrick Carrigan
	Title:	Senior Vice President

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

ALCOF II NUBT, L.P.,
By: Arbour Lane Fund II GP, LLC
Its General Partner, as a Lender

By:
Name:	Kenneth Hoffman
Title:	Manager

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

ALCOF III NUBT, L.P.,
By: Arbour Lane Fund III GP, LLC
Its General Partner, as a Lender

By:
Name:	Kenneth Hoffman
Title:	Manager

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

BMO BANK N.A., as a Lender

By:
Name:	Jack J. Kane
Title:	Managing Director

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

BANC OF AMERICA CREDIT PRODUCTS, INC., as a Lender

By:
Name:	Alexander Watts
Title:	Assistant Vice President

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

CADENCE BANK, as a Lender

By:
Name:	Priya Iyer
Title:	Senior Vice President

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:	Brad MacKenzie
Title:	Vice President

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

FIRST-CITIZENS BANK & TRUST COMPANY, as a Lender

By:
Name:	Claudia Canales
Title:	Managing Director

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:
Name:	Dale Conder
Title:	Senior Vice President

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:	Stephen G. Vollmer, Jr.
Title:	Senior Vice President

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

TRUSTMARK NATIONAL BANK, as a Lender

By:
Name:	Barry Harvey
Title:	Chief Credit and Operations Officer, Executive Vice President

Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement

Appendix A – Lenders, Commitments and Commitment Percentages

Lender	Commitment	Commitment Percentage
Regions Bank	$6,274,328.61	17.9266531728%
PNC Bank National Association	$7,321,721.27	20.9192036323%
BMO Bank N.A.	$9,062,308.01	25.8923085932%
Fifth Third Bank, National Association	$3,284,657.26	9.3847350347%
Keybank National Association	$3,025,208.18	8.6434519295%
First-Citizens Bank & Trust Company	$2,111,565.38	6.0330439541%
Cadence Bank	$1,642,328.63	4.6923675160%
Trustmark National Bank	$703,855.13	2.0110146509%
ALCOF II NUBT, L.P.	$669,507.40	1.9128782838%
ALCOF III NUBT, L.P.	$458,181.87	1.3090910456%
Banc of America Credit Products, Inc.	$446,338.27	1.2752521872%
Total	$35,000,000	100%

Appendix A

Appendix B – Specified Prepetition Loans

Lender	Specified Prepetition Loans
Regions Bank	$12,548,657.22
PNC Bank National Association	$14,643,442.54
BMO Bank N.A.	$18,124,616.02
Fifth Third Bank, National Association	$6,569,314.52
Keybank National Association	$6,050,416.35
First-Citizens Bank & Trust Company	$4,223,130.77
Cadence Bank	$3,284,657.26
Trustmark National Bank	$1,407,710.26
ALCOF II NUBT, L.P.	$1,339,014.80
ALCOF III NUBT, L.P.	$916,363.73
Banc of America Credit Products, Inc.	$892,676.53
Total	$70,000,000

Appendix B

Appendix C – Notice Information

CREDIT PARTIES:

Ebix, Inc.

One Ebix Way

Johns Creek, GA 30097

Attn: Mr. Amit Kumar Garg

Telephone: (678) 281-2020

Email: amitk.garg@Ebix.com

With copies to (which shall not constitute notice):

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn: Thomas R. Califano

Telephone: (212) 839-5575

Email: tom.califano@sidley.com

and

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn: Nicholas M. Schwartz

Telephone: (212) 839-6769

Email: nschwartz@sidley.com

ADMINISTRATIVE AGENT:

Regions Bank, as Administrative Agent and Collateral Agent

3700 Glenwood Avenue

Suite 100

Raleigh, NC 27612

Attn: Patrick Carrigan

Telephone: (919) 263-9594

Email: patrick.carrigan@regions.com

With copies to (other than in the case of a Notice and which shall not constitute notice):

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Brian Trust

Telephone: (212) 506-2570

Email: btrust@mayerbrown.com

Appendix C